UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 8, 2022

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Wednesday, June 8, 2022, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

We are holding the meeting to:

(1)	Elect twelve members of our Board of Directors named herein to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers;

(3)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2022; and

(4)	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

If you owned our common stock at the close of business on April 12, 2022 (the “Record Date”), you may attend and vote at the meeting. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our Annual Report for fiscal 2021. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card.

We intend to hold our Annual Meeting in person. However, due to continued health considerations arising from the COVID-19 pandemic, we are also planning for the possibility that we may need to switch to an alternative method of holding the meeting, such as a virtual meeting, held solely by means of remote communication. If we take this step, we will announce the decision to do so via press release, and details about how to participate and vote will be posted on our website and filed with the Securities and Exchange Commission as additional proxy materials. Shareholders are encouraged to monitor our website at investors.bjsrestaurants.com for updated information.

Your vote is important. Whether or not you plan to attend the meeting, you are urged to vote your shares as early as possible by mail, telephone or internet as instructed on your proxy card or Notice.

Registered holders may vote by:

1.	Internet: go to http://www.investorvote.com/BJRI

2.	Toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	Mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the final vote at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of the Board of Directors and BJ’s Restaurants, Inc.’s management team, thank you for your support.

Sincerely,

Gerald W. Deitchle	Gregory S. Levin
Chairman of the Board	Chief Executive Officer and President

April 25, 2022

Huntington Beach, California

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. To the extent attendance is in person, shareholders may be asked to present valid picture identification, such as a driver’s license or passport. In addition, in light of the COVID-19 pandemic and related health and safety requirements, the Company may limit seating and/or require those who attend to present proof of vaccination status, wear a mask and/or observe other COVID-19 related safety protocols. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Information Concerning Solicitation of Proxies and Voting

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 8, 2022

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. with respect to our 2022 Annual Meeting of Shareholders and adjournments or postponements thereof. The Annual Meeting will be held on Wednesday, June 8, 2022, at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647 at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished to each shareholder and is solicited on behalf of our Board of Directors for use at the Annual Meeting. The proxy materials, including this Proxy Statement, proxy card and our Annual Report for fiscal 2021, are being distributed and made available on or about April 25, 2022. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2022 Annual Meeting. Please read it carefully.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 25, 2022, to our shareholders who owned our common stock at the close of business on April 12, 2022 (the “Record Date”). Shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions on the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation materials to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $10,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the proxy card provided to them and return it promptly to us. Alternatively, internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on June 7, 2022. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly

1	2022 Proxy Statement

Solicitation and Revocation of Proxies

executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all twelve of the nominee-directors specified herein; (ii) FOR the approval of the compensation of Named Executive Officers (on an advisory and non-binding basis); and (iii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022. Where a specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors, and each of them is one of our officers.

Your execution of a proxy card or submission of your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our Common Stock is traded on the NASDAQ Select Global Market. With respect to the election of the nominees for director, and the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of KPMG LLP as our independent auditor for our 2022 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares.

For matters with respect to which the broker, bank or other nominee does not have, or has but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you abstain from voting for one or more of the director nominees or you do not vote your shares on this matter (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), and ratify the selection of KPMG LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

BJ’s Restaurants, Inc.	2

Householding of Annual Meeting Materials

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, this Proxy Statement and the Annual Report for Fiscal 2021 may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDER VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, on the Record Date, which is the close of business on April 12, 2022 will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 23,415,568 shares of Common Stock issued and outstanding, with one vote per share.

With respect to the election of directors, assuming a quorum is present, the twelve candidates receiving the highest number of votes are elected. See “Election of Directors.” To approve the compensation of Named Executive Officers (on an advisory and non-binding basis), and ratify the appointment of KPMG LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

3	2022 Proxy Statement

Proposal 1: Election of Directors  •  Director Nomination Process

ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors on our Board of Directors shall not be fewer than seven nor more than thirteen in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors and is currently set at twelve.

All directors are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, twelve directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees are recommended by our Board of Directors for election at the Annual Meeting, and all nominees currently serve on our Board of Directors. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The twelve nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Corporate Governance – Majority Voting Policy” below.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one nominee or spread their votes among two or more nominees as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

Director Nomination Process

The Board of Directors and the Governance and Nominating Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee, with the input of other members of the Board, develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.

BJ’s Restaurants, Inc.	4

Proposal 1: Election of Directors  •  Director Nomination Process

The Governance and Nominating Committee considers whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations. Our Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by, or at the direction of, the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the one year anniversary of the date on which the preceding annual meeting was called, notice by the shareholder must be received no earlier than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. The shareholder’s notice must set forth certain information concerning the proposed nominee(s) and the shareholder giving notice, as set forth in the Bylaws.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	NASDAQ listing requirements and applicable state and federal laws or regulations relating to Board composition; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, team members, guests, other shareholders, and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors relating to Board diversity, including but not limited to the sex, gender identity, race, ethnicity, geography and age of prospective nominees. The Board is committed to increasing its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.

5	2022 Proxy Statement

Proposal 1: Election of Directors  •  Director Nomination Process

In connection with this evaluation, the Committee determines whether to interview the prospective nominee(s), and if warranted, one or more members of the Committee, and others as appropriate, interview the prospective nominee(s) in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in our best interests and the best interests of our shareholders.

We have entered into an employment agreement with Mr. Levin that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment under the employment agreement.

Relationship with BJ’s Act III, LLC

On May 5, 2020, we completed the sale of 375,000 shares of common stock and a warrant to purchase up to 875,000 shares of common stock to SC 2018 Trust, LLC (“SC LLC”). Following the closing of such sale, SC LLC contributed the purchased shares and warrant to BJ’s Act III, LLC, a newly formed subsidiary of Act III Holdings, LLC, which is owned by SC LLC and other limited liability companies either controlled by Ronald M. Shaich or wholly owned by trusts established by Ronald M. Shaich.

SC LLC and BJ’s Act III, LLC are parties to an Amended and Restated Investor Rights Agreement, dated November 24, 2020, pursuant to which they (and any transferees who agree to become parties thereto) (together, the “Investors”) have certain rights and obligations, including the following:

Board Observer. The Investors have the right to designate one person (the “Observer”) to serve as an observer at meetings of the Board and at meetings of the Governance and Nominating Committee; provided that the Investors shall not have the right to designate an Observer during any period in which Keith Pascal or any replacement suggested by the Investors is serving as a member of the Board or the Governance and Nominating Committee, respectively (together with Mr. Pascal, an “Investor Approved Board Member”). We have no obligation to nominate or appoint as a director any person suggested by the Investors or to continue to nominate Mr. Pascal for election. Investors’ right to designate an Observer shall terminate at such time as Investors fail to collectively beneficially own the lesser of 4.25% of the then outstanding common stock or rights convertible or exercisable into common stock (on an as-converted or exercised basis) or 187,500 shares of common stock (the “Ownership Threshold”).

Standstill. Until the later of May 5, 2023, or at such time as the Investors no longer meet the Ownership Threshold, the Investors are prohibited from, among other things, (i) effecting a tender offer, merger or acquisition of the Company, (ii) soliciting proxies or seeking a director/management change in the Company, and (iii) acquiring securities, assets or indebtedness of the Company in connection with any of the actions described in clauses (i) and (ii) above (collectively, the “Standstill Provisions”); provided, however, that if an Investor Approved Board Member is no longer serving as a member of the Board for reasons other than such person’s voluntary resignation, incapacity or death (and no Investor Approved Board Member is appointed following such resignation, incapacity or death), the Standstill Provisions shall terminate on the earlier of May 5, 2023, or at such time as the Investors no longer meet the Ownership Threshold.

On January 17, 2022, we entered into a consulting agreement for services relating to certain off-premise sales building initiatives with Act III Management, LLC, an affiliate of BJ’s Act III, LLC, for $100,000, with a possible additional phase for $45,000. The agreement will expire on December 31, 2022, unless terminated earlier by us or Act III Management with a 90 day advance written notice.

BJ’s Restaurants, Inc.	6

Proposal 1: Election of Directors  •  Director Nominees

Director Nominees

Director Nominee Highlights

Independent Directors		Tenure		Age

	Gender		Ethnic Diversity

Board Diversity Matrix (As of April 25, 2022)

Total number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	9	—	—

Part II: Demographic Background

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	—	—	—

Hispanic or Latino	—	1	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	7	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did not disclose demographic background	—

7	2022 Proxy Statement

Proposal 1: Election of Directors  •  Director Nominees

Director Nominee Biographies and Qualifications. The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age

Gerald W. Deitchle	Chairman of the Board, BJ’s Restaurants, Inc.	70

Gregory S. Levin	Chief Executive Officer and President, BJ’s Restaurants, Inc.	54

Peter A. Bassi	Retired Chairman, Yum! Restaurants International	72

Larry D. Bouts	Investor/Business Advisor; Former Chairman and Chief Executive Officer, Six Flags Theme Parks	73

Bina Chaurasia	Chief Administrative and Operating Officer, Tanium	59

James A. Dal Pozzo	Former Chairman of the Board and Chief Executive Officer, The Jacmar Companies	63

Noah A. Elbogen	Partner and Chief Financial Officer, Act III Holdings, LLC	39

Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner, LMR Advisors	63

Keith E. Pascal	Partner, Act III Holdings, LLC	57

Julius W. Robinson, Jr.	Chief Sales and Marketing Officer (United States and Canada), Marriott International, Inc.	49

Janet M. Sherlock	Chief Digital and Technology Officer, Ralph Lauren Corporation	56

Gregory A. Trojan	Retired Chief Executive Officer, BJ’s Restaurants, Inc.	62

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

GERALD (“JERRY”) W. DEITCHLE (Chairman of the Board)
Age: 70 Director since 2004 Committees: • N/A	Director Qualifications: With eight years of prior experience as our President and Chief Executive Officer and as our Chairman since June 2008, in addition to over 35 years of executive and financial management experience with large, national restaurant and retail companies, both privately held and publicly held, the Board believes Mr. Deitchle has the experience necessary to help guide the development of our strategic positioning and expansion plans.

Biography: Mr. Deitchle has been a member of our Board of Directors since November 2004, and has served as our Chairman of the Board since June 2008. Since February 2013, Mr. Deitchle has been managing member of Restaurant Advisory Services LLC, which specializes in advising both public and privately-held chain restaurant companies. Mr. Deitchle served as our Chief Executive Officer from February 2005 until his retirement in February 2013, and as our President from February 2005 until December 2012. From April 2004 to January 2005, Mr. Deitchle served as President, Chief Operating Officer and a director of Fired Up, Inc., which previously owned, operated and franchised the Johnny Carino’s Italian restaurant concept. From 1995 to 2004, he was a member of the executive management team at The Cheesecake Factory Incorporated, a publicly held operator of upscale casual dining restaurants, with his last position as corporate President. From 1984 to 1995, he was employed by the parent company of Long John Silver’s Restaurants, Inc., with his last position as Executive Vice President. Mr. Deitchle previously served on the Board of Directors of Fogo de Chao, Inc. (NASDAQ: FOGO), an operator of Brazilian-style steakhouses that became a private company in 2018.

BJ’s Restaurants, Inc.	8

Proposal 1: Election of Directors  •  Director Nominees

GREGORY (“GREG”) S. LEVIN
Age: 54 Director since 2021 Committees: • N/A	Director Qualifications: With experience as our President since January 2018 and as our Chief Financial Officer from September 2005 through August 2021, in addition to over 10 years of executive and financial management experience with large, national restaurant companies, both privately held and publicly held, the Board believes Mr. Levin has the necessary background and experience to lead the development and execution of our longer-term strategic positioning and expansion plans, as well as our shorter-term tactical plans.

Biography: Mr. Levin has served as our Chief Executive Officer, President and as a member of our Board of Directors since September 2021 and previously served as our President, Chief Financial Officer and Secretary from January 2018 until August 2021. He previously served as our Executive Vice President, Chief Financial Officer and Secretary from June 2008 to December 2017, as our Executive Vice President and Chief Financial Officer from October 2007 to May 2008, and as Chief Financial Officer from September 2005 to September 2007. From February 2004 to August 2005, Mr. Levin served as Chief Financial Officer and Secretary of SB Restaurant Company, a privately held company that operated the Elephant Bar Restaurants. From 1996 to 2004, Mr. Levin was employed by California Pizza Kitchen, Inc., operator and licensor of casual dining restaurants, with his last position as Vice President, Chief Financial Officer and Secretary. Earlier in his career, he served as an audit manager with Ernst & Young LLP.

PETER (“PETE”) A. BASSI (Lead Independent Director)
Age: 72 Director since 2004 Committees: • Audit • Compensation • Governance and Nominating (Chair)	Director Qualifications: As a former senior executive officer of one of the largest publicly held restaurant companies in the United States with extensive public company directorship experience, Mr. Bassi brings uniquely suited management experience to the Board as well as extensive marketing knowledge and expertise from his almost 40 years in the food and beverage industry. Mr. Bassi’s significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

Biography: Mr. Bassi has been a member of our Board of Directors since September 2004, and currently serves as our Lead Independent Director. Mr. Bassi served as Chairman of Yum! Restaurants International (also known as “YRI”) from June 1997 until his retirement in 2005. YRI was the International Division of Yum! Brands, Inc. (“Yum!”), which operates and franchises Taco Bell, Pizza Hut, and KFC Restaurants and was created in 1997 in a spin-off from PepsiCo, Inc. Prior to leading YRI, he was in charge of YRI’s Asian business. Mr. Bassi joined PepsiCo in 1972 in the Pepsi-Cola Company division. During his long tenure at PepsiCo, Mr. Bassi served in various assignments at Pepsi-Cola International, Pizza Hut (U.S. and International), Frito-Lay, and Taco Bell. Mr. Bassi currently serves on the Board of Directors of publicly held Yum China (NASDAQ: YUMC). From 2009 to 2019, Mr. Bassi served on the Board of Directors of publicly held Potbelly Sandwich Works (NASDAQ: PBPB), and from 2015 to 2018, Mr. Bassi served on the Board of Directors of Mekong Capital, a Vietnamese private equity firm.

LARRY D. BOUTS
Age: 73 Director since 2004 Committees: • Audit (Chair) • Compensation	Director Qualifications: Mr. Bouts has extensive management and financial experience as a former senior executive of large consumer-discretionary segment companies, including Six Flags Theme Parks and the International Division of Toys “R” Us. Mr. Bouts also has significant financial experience which qualifies him as an audit committee financial expert under applicable rules of the SEC.

Biography: Mr. Bouts has been a member of our Board of Directors since April 2004. Mr. Bouts currently serves as an investor and advisor to several early stage companies in various industry segments, including technology, energy and consumer-oriented businesses. Previously, Mr. Bouts served as Chairman and Chief Executive Officer of Six Flags Theme Parks while it was a private company. Prior to that, he led the launch of the Toys “R” Us international expansion throughout Canada, Australia, Europe, and Asia as President of the International Division, successfully developing a profitable multi-billion dollar offshore retail brand in over 25 countries. Mr. Bouts spent 13 years at PepsiCo, Inc. where he held various planning and finance positions, including Chief Financial Officer of two of PepsiCo’s operating divisions.

9	2022 Proxy Statement

Proposal 1: Election of Directors  •  Director Nominees

BINA CHAURASIA
Age: 59 Director since 2020 Committees: • Compensation	Director Qualifications: Ms. Chaurasia has extensive human resource experience from her over 20 years in senior leadership and executive management positions. We believe her experience provides substantial insight to the Compensation Committee with respect to issues regarding our valuable human capital and the human resources elements of our business.

Biography: Ms. Chaurasia has been a member of our Board of Directors since November 2020. Since August 2017, Ms. Chaurasia has worked at Tanium, a privately held endpoint security and systems management company based in Emeryville, California. She currently serves as Chief Administrative and Operating Officer, where she is responsible for human resources, strategy, global enablement, procurement, information technology, legal and real estate. Prior to this role, Ms. Chaurasia served as Chief People Officer at Tanium. Ms. Chaurasia previously served as Chief Human Resources Officer at Ericsson from 2010 to 2016, Vice President of Global Talent for Hewlett-Packard from 2007 to 2010, and Vice President of Global Human Resources at Gap Inc. from 2003 to 2007. Ms. Chaurasia also previously held senior human resource leadership roles at PepsiCo-Yum! and at Sun Microsystems.

JAMES (“JIM”) A. DAL POZZO
Age: 63 Director since 2001 Committees: • Audit • Governance and Nominating	Director Qualifications: Mr. Dal Pozzo’s experience as the Chairman of the Board and former Chief Executive Officer of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industries. Mr. Dal Pozzo is a Certified Public Accountant, and his significant financial experience also qualifies him as an audit committee financial expert under applicable rules of the SEC.

Biography: Mr. Dal Pozzo has been a member of our Board of Directors since January 2001. Mr. Dal Pozzo served as Chairman of the Board of The Jacmar Companies, a food distribution company servicing restaurants in California and Nevada, from January 2013 to December 2019, as Chief Executive Officer from January 2013 to December 2017, as President from 1993 to January 2013, and as Chief Financial Officer and Treasurer from 1987 to 1992. Prior to working for The Jacmar Companies, Mr. Dal Pozzo served as Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

NOAH A. ELBOGEN
Age: 39 Director since 2014 Committees: • N/A	Director Qualifications: Mr. Elbogen has significant investment, financial and operations experience from his 17 years as an institutional investor and research analyst and has experience as an operator in the restaurant industry, all of which make him qualified to serve as a director.

Biography: Mr. Elbogen has been a member of our Board of Directors since June 2014. Mr. Elbogen currently serves as a Partner and Chief Financial Officer at Act III Holdings, LLC, a Boston-based investment fund. From August 2016 to June 2019, Mr. Elbogen served as Managing Member and Chief Executive Officer of Misada Capital Group LLC, a New-Jersey based investment manager. From July 2011 to July 2016, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, a New York-based investment manager, where he focused primarily on the restaurant sector. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen served as Director at Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) from December 2017 to May 2019.

BJ’s Restaurants, Inc.	10

Proposal 1: Election of Directors  •  Director Nominees

LEA ANNE S. OTTINGER
Age: 63 Director since 2010 Committees: • Compensation (Chair) • Governance and Nominating	Director Qualifications: Ms. Ottinger has significant investment and financial expertise from her many years as a principal in private equity and as a strategic business advisor specializing in mergers and acquisitions, which benefits the Board and Compensation Committee. She has been involved in the acquisition, sale, advisory role, or operations of over 20 companies, with an emphasis on growth-oriented businesses in the consumer/retail sector. She also has prior experience as a public company director with experience in governance, Board oversight, strategic planning, and audit functions.

Biography: Ms. Ottinger has been a member of our Board of Directors since August 2010. In 1998, Ms. Ottinger founded LMR Advisors, where she serves as a strategic business consultant supporting growth-oriented businesses primarily in the consumer/retail sector. Building upon her career in private equity as a Vice President of Berkshire Partners, and its predecessor, Thomas H. Lee Company from 1982 to 1989, her focus is on the resources and strategies required to scale businesses and fuel innovation, with expertise in mergers and acquisitions and monetization strategies that enhance business expansion and realization of stakeholder financial objectives. From 1990 to 1998, Ms. Ottinger was a franchise owner and operator of several The Body ShopTM skin and hair care stores and served as a national franchisee representative. From June 2004 until its acquisition in March 2010, she served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), one of the leading cosmetic companies in the United States.

KEITH E. PASCAL
Age: 57 Director since 2020 Committees: • N/A	Director Qualifications: With over 30 years of restaurant operations and executive experience with both privately held and publicly held national restaurant chains, coupled with his significant experience in the restaurant industry as both an investor and a director, the Board believes Mr. Pascal is qualified to serve as a director.

Biography: Mr. Pascal has been a member of our Board of Directors since May 2020. Since March 2018, Mr. Pascal has served as a Partner at Act III Holdings, LLC, a Boston-based investment fund, and since 2008, he has served as President and Founder of 12:51:58, an enterprise software platform provider for global restaurant and retail operators. From January 2015 to March 2018, Mr. Pascal worked for Panera Bread, where he served as a consultant and was named Chief Concept Officer in November 2017. Mr. Pascal previously served as Chief Executive Officer of Goji, a developer of high tech cooking technology, from 2010 to 2012, as Chief Executive Officer of Torex Retail PLC Hospitality Division from 2006 to 2008, and as Founder and Chief Executive Officer of Savista, a point of sale software and business process outsourcing company serving the global restaurant industry, from 1999 to 2006. Mr. Pascal started his career in operations at McDonald’s Corporation. Mr. Pascal currently serves on the Board of Directors of publicly held PAR Technology Corp. (NYSE: PAR).

11	2022 Proxy Statement

Proposal 1: Election of Directors  •  Director Nominees

JULIUS W. ROBINSON, JR.
Age: 49 Director since 2022 Committees: • Compensation	Director Qualifications: With almost 30 years of hospitality operations and executive experience with a publicly held multi-unit hospitality company, the Board believes Mr. Robinson is qualified to serve.

Biography: Mr. Robinson has been a member of our Board of Directors since January 2022. Mr. Robinson currently serves as the Chief Sales and Marketing Officer for the United States and Canada at Marriott International, Inc. (“Marriott”), which is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 8,000 properties under 30 leading brands spanning 139 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. Mr. Robinson is responsible for top line sales and leads the disciplines of Sales, Distribution, Field Marketing, Loyalty, Revenue Strategy, and Public Relations and Crisis Communications for Marriott’s largest division. Mr. Robinson’s experience in the hospitality industry spans nearly three decades with Marriott. His senior leadership roles include Senior Vice President and Global Brand Leader for Marriott Hotels and Sheraton Hotels, and Global Brand Leader for Autograph Collection Hotels and Tribute Portfolio, which represent Marriott’s foray into independent and boutique hotels. Mr. Robinson also previously served as Vice President of Global Sales, Vice President of Brand Franchising, and Regional Vice President of Revenue Management for the Eastern United States.

JANET M. SHERLOCK
Age: 56 Director since 2019 Committees: • Audit • Governance and Nominating	Director Qualifications: Ms. Sherlock has significant management and technology experience as an executive for some of the world’s best known consumer brands, including Ralph Lauren and Carter’s. Her experience developing breakthrough growth strategies for these brands, coupled with her extensive technology background, is of considerable value as we continue to invest in our digital platform and technology capabilities.

Biography: Ms. Sherlock has been a member of our Board of Directors since January 2019. Ms. Sherlock currently serves as Chief Digital and Technology Officer of Ralph Lauren Corporation, a global leader in the marketing, design, and distribution of apparel, fragrance, accessories, and home products. From January 2010 to July 2017, Ms. Sherlock was Chief Information Officer at Carter’s, Inc., a global manufacturer and retailer of baby and children’s apparel and accessories. Prior to that, Ms. Sherlock led the Digital and Omni-Channel practice at Gartner, a leading research and advisory firm, from October 2008 to December 2009. Ms. Sherlock also held various business and technology leadership roles at Calico Corners/Everfast, Inc., Guess?, Inc., BP and ExxonMobil from 1998 to 2008.

GREGORY (“GREG”) A. TROJAN
Age: 62 Director since 2012 Committees: • N/A	Director Qualifications: As our retired Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to lead the development and execution of our strategic positioning and expansion plans.

Biography: Mr. Trojan has been a member of our Board of Directors since December 2012. He served as our Chief Executive Officer from February 2013 until August 2021, and previously served as our President from December 2012 until January 2018. Prior to joining us, Mr. Trojan served as President, Chief Executive Officer and Director of Guitar Center, Inc., a leading retailer of musical instrument products, from November 2010 to November 2012, and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, and as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan joined the Board of Directors of Casey’s General Stores, Inc. (NASDAQ: CASY) in July 2021, and previously served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007 and Domino’s Pizza, Inc. (NYSE: DPZ) from March 2010 to November 2017.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

BJ’s Restaurants, Inc.	12

Corporate Governance  •  Determination of Director Independence

CORPORATE GOVERNANCE

We are committed to strong corporate governance that is designed to promote the long-term interests of our shareholders and other stakeholders, foster responsible decision making and accountability by management and team members, encourage and promote diversity and inclusion, and maintain appropriate internal checks and balances.

Determination of Director Independence

In March 2021, the Board undertook its annual review of director independence with respect to its incumbent directors. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our incumbent directors or any members of their immediate families, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the SEC and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors serving during fiscal 2021, and all of those who are nominated for election at the Annual Meeting, are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Levin and Trojan. Mr. Levin is not considered to be independent due to his current service as our Chief Executive Officer and President. Mr. Trojan is not considered to be independent due to his recent service as our Chief Executive Officer.

Majority Voting Policy

Our Board of Directors has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the 2022 Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent or take other action, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC.

Board Meetings and Board Committees

Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of their duties, including attendance at meetings of our shareholders, the Board and those Committees of which they are a member. The Board met seven times during fiscal 2021. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board and the total meetings of all Committees of the Board on which he or she served that were held during the last fiscal year while such person was a member of the Board. At the end of each regularly scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, typically all serving directors and all standing for election attend our annual shareholder meeting. Due to the COVID-19 pandemic, our 2021 meeting was held virtually and our 2022 meeting may be held virtually in the event that public health restrictions prevent an in-person meeting. To the extent this year’s Annual Meeting is held in person, all nominees to the Board of Directors are expected to attend.

13	2022 Proxy Statement

Corporate Governance  •  Board Meetings and Board Committees

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors

Gerald W. Deitchle				Chair

Gregory S. Levin				X

Peter A. Bassi(1)	X	X	Chair	X

Larry D. Bouts	Chair	X		X

Bina Chaurasia		X		X

James A. Dal Pozzo	X		X	X

Noah A. Elbogen				X

Lea Anne S. Ottinger		Chair	X	X

Keith E. Pascal				X

Julius W. Robinson, Jr.		X		X

Janet M. Sherlock	X		X	X

Gregory A. Trojan				X

(1)	Mr. Bassi serves as the Lead Independent Director.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor. The Audit Committee consists of Mr. Bassi, Mr. Bouts, Mr. Dal Pozzo, and Ms. Sherlock. Mr. Dal Pozzo joined the Audit Committee in January 2022, and Mr. Elbogen served as a member of the Audit Committee from September 2020 through January 2022. Patrick D. Walsh served as a member of the Audit Committee for all of 2021 until his resignation from the Board in February 2022. All of the members of the Audit Committee who currently serve or who served in fiscal 2021 were independent directors under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of Messrs. Bouts, Bassi, and Dal Pozzo qualify as an audit committee financial expert under applicable SEC rules. Mr. Bouts served as the Chairman of the Audit Committee in 2021. The Audit Committee held nine meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “ Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Compensation Committee

The Compensation Committee determines executive compensation philosophy and policies, administers compensation plans, reviews compensation programs and policies, and monitors the performance and compensation of certain officers and other team members. The Compensation Committee also approves annual cash incentive metrics and bonus opportunities and determines annual cash incentive bonuses to be paid under our short-term Performance Incentive Plan (“PIP”) as well as awards under our equity incentive plans, including our Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Compensation Committee currently consists of Mr. Bassi, Mr. Bouts, Ms. Chaurasia, Mr. Robinson and Ms. Ottinger. Mr. Robinson joined the Compensation Committee in January 2022, and Mr. Elbogen served as a member of the Compensation Committee from March 2016 through January 2022. Ms. Ottinger served as the Chair of the Compensation

BJ’s Restaurants, Inc.	14

Corporate Governance  •  Compensation Committee

Committee during fiscal 2021. All of the members of the Compensation Committee who currently serve or who served in fiscal 2021 were independent directors. The Compensation Committee held eight meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct and Human and Labor Rights Policies, which cover all of our directors, officers and team members and are designed to promote the honest, ethical and fair conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also has oversight of our Human and Labor Rights Policies and our sustainability and Environmental, Social, and Governance (“ESG”) initiatives. The Committee also prepares and supervises the Board’s annual review of directors’ independence, the Board’s performance self-evaluation, peer feedback and Committee evaluations and oversees Director recruitment efforts.

The Governance and Nominating Committee currently consists of Mr. Bassi, Mr. Dal Pozzo, Ms. Ottinger, and Ms. Sherlock. Mr. Pascal served on the Governance and Nominating Committee from December 2020 through January 2022. All of the members of the Governance and Nominating Committee who currently serve or who served in fiscal 2021 were independent directors. Mr. Bassi served as Chairman of the Governance and Nominating Committee during 2021. The Governance and Nominating Committee conducted its business within the context of regularly scheduled quarterly Board meetings and also held eight separate meetings during the last fiscal year. The charter for the Governance and Nominating Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Corporate Governance Materials Available on Company Website

The following information relating to our corporate governance is available in the Governance section of our website at http://www.bjsrestaurants.com:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to our Executive Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. Please specify which documents you would like to receive.

If we make any substantive amendments to the Code of Integrity, Ethics and Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Integrity, Ethics and Conduct to our Chief Executive Officer, President and Chief Financial Officer, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors, or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific

15	2022 Proxy Statement

Corporate Governance  •  Shareholder Communications

director(s) intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific director(s) identified by the shareholder. Our policy is to send every shareholder’s communication to the entire Board of Directors or to the identified director(s) if one or more specific director is identified.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day to-day basis. The Board’s responsibility is to monitor our risk management processes by understanding our material risks and evaluating whether management has reasonable controls in place to address those risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and what constitutes an appropriate level of risk.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing our risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2021. The Audit Committee, in turn, reported on the matters discussed at the Committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing us, including operational, technology and cybersecurity, reputational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. We perform third-party cybersecurity audits no less than annually, following the standard set by the National Institute of Standards and Technology. We also conduct third-party security reviews and testing of our network, processes and systems on a regular basis. We use internally developed proprietary software, cloud-based software as a service (SaaS) as well as purchased software, with proven, non-proprietary hardware. As a result, we have not experienced an information systems data breach to date. While we believe that our internal policies, systems and procedures for cybersecurity are thorough, the risk of a cybersecurity event cannot be eliminated.

We maintain a robust system of data protection and cybersecurity resources, technology and processes. In addition to performing an annual risk assessment and developing a mitigation plan, along with a comprehensive review and update of our cybersecurity policies and procedures, we continuously evaluate new and emerging risks and ever-changing legal and compliance requirements. We also monitor risks relating to sensitive information at our business partners, where relevant, and reevaluate the risks at these partners periodically. We make strategic investments to address these risks and compliance requirements to keep Company, guest and team member data secure, including maintaining a network privacy and security insurance policy.

We also perform annual and ongoing cybersecurity awareness training for our management and Restaurant Support Center team members as well as specialized training for our users with privileged access. In addition, we provide annual credit card handling training following Payment Card Industry (PCI) guidelines to all team members that handle guest credit cards. We also provide data protection and cybersecurity reports to the Audit Committee on a quarterly basis and periodically to the full Board of Directors. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting, and each standing Board Committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure. In determining the leadership structure, the Board considers the best interests of the shareholders, our Company and specific business needs.

BJ’s Restaurants, Inc.	16

Corporate Governance  •  Board Leadership Structure and Lead Independent Director

From June 2008 until his retirement as Chief Executive Officer in February 2013, Mr. Deitchle served in the combined roles of Chairman and Chief Executive Officer. The Board believes that Mr. Deitchle was and continues to be best situated to serve as Chairman in light of his many years of executive and financial management experience with high growth restaurant companies and his eight years of prior service to the Company as our Chief Executive Officer. We believe the oversight provided by the Board’s independent directors, the work of the Board’s Committees and the coordination between the Chief Executive Officer and the independent directors, as conducted by the Lead Independent Director, all provide effective oversight of our strategic plans and operations.

Mr. Bassi currently serves as our Lead Independent Director to chair the Board’s executive sessions of non-employee directors. As Lead Independent Director, he also reviews and approves the agenda for each full meeting of the Board and performs such other duties as the Board may, from time to time, assign to assist the Board and its various Committees in fulfilling their respective responsibilities. We believe that maintaining a Lead Independent Director that is separate from the Chairman is appropriate in light of Mr. Deitchle’s prior service as an officer of the Company.

Mr. Levin was appointed as our Chief Executive Officer and President effective September 2021, and also became a director at that time. Mr. Levin previously served as our President, Chief Financial Officer and Secretary beginning in January 2018, and as our Chief Financial Officer and Secretary beginning in September 2005. In light of the demands of his oversight of the day to day operations, the Board continues to believes that the separation of the role of Chief Executive Officer and Chairman is appropriate. In particular, it permits Mr. Levin to focus his full time and attention on the business, the supervision of which has become increasingly complex as we have grown. In addition, Mr. Deitchle’s extensive experience with us makes him particularly well-suited to help the Board perform its oversight functions. The Board may re-evaluate the effectiveness of this structure in the future.

Director Compensation

All directors who are elected to the Board and who are not employees of us or any of our subsidiaries receive compensation for their services. Directors who are also our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our Equity Incentive Plan, as amended, which was approved by our shareholders, pursuant to which we are authorized to grant shares of our Common Stock and share-based awards to directors. As discussed further under “Stock Ownership Guidelines” below, all non-employee directors are required to hold shares of our Common Stock with a value equal to at least $325,000. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

The Compensation Committee periodically reviews director compensation and consults with its compensation consultant, WTW, to make sure that the compensation levels are appropriate and consistent with the director compensation programs at comparable companies. In the fourth quarter of 2021, the Compensation Committee of the Board of Directors conducted its periodic review of non-employee director compensation. This review was last performed in 2018, resulting in one change to the Chairman of the Board retainer, effective January 2, 2019. The most recent review had been repeatedly deferred due to the COVID-19 pandemic, resulting in compensation that was below the peer group benchmarking data at the 50th percentile.

Effective January 1, 2022, the Compensation Committee approved the following amended compensation for non-employee directors:

•	the annual cash retainer was increased from $60,000 to $65,000, payable in quarterly installments;

•

the annual cash retainer was increased from $9,000 to $10,000 for the non-chair members of the Audit Committee, from $7,500 to $8,500 for the non-chair members of the Compensation Committee, and from $5,000 to $6,500 for the non-chair members of the Governance and Nominating Committee, payable in quarterly installments;

17	2022 Proxy Statement

Corporate Governance  •  Director Compensation

•

the annual cash retainer was increased from $15,000 to $20,000 for the chair of the Audit Committee, from $12,000 to $14,000 for the chair of the Compensation Committee, and from $10,000 to $12,000 for the chair of the Governance and Nominating Committee, payable in quarterly installments;

•	the additional annual cash retainer to our Lead Independent Director was increased from $20,000 to $25,000, payable in quarterly installments;

•	the additional annual cash retainer to any non-employee Chairman of the Board was increased from $50,000 to $75,000, payable in quarterly installments;

•	the annual restricted stock unit award was increased from $100,000 to $110,000, in fair market value on the date of grant, which vests one year from the date of grant; and

•

the initial equity award to a non-employee director upon joining the Board remained tied to the annual restricted stock unit award grant to directors. In particular, new non-employee directors receive a prorated portion of the annual equity award (rather than a full $110,000 annual equity award). As a result, directors appointed during the first quarter of the calendar year are entitled to the full $110,000 annual RSU award, and directors appointed in subsequent quarters receive a pro rata portion of the annual grant based on the number of full quarters remaining in the fiscal year, including the quarter in which they were appointed (e.g., directors appointed in the fourth calendar quarter are entitled to 25% ($25,000) of the annual equity award). This initial equity award is granted as of the 15th day of the month occurring following the date of the recipient’s election to the Board.

Delivery of equity compensation comprised of RSUs with a one-year vesting period is consistent with equity compensation practices of comparable public companies and is intended to effectively align non-employee directors’ interests with those of our shareholders. For both the initial and annual equity awards to non-employee directors, the underlying number of RSUs is determined based on the most recent closing market price of our Common Stock as of the date of grant. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested RSUs, stock options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement.

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2021:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)		All Other Compensation ($)		Total ($)

Peter A. Bassi	106,500	105,031	(3)	—		211,531

Larry D. Bouts	82,500	100,012		—		182,512

Bina Chaurasia	67,500	100,012		—		167,512

James A. Dal Pozzo	65,000	100,012		—		165,012

Gerald W. Deitchle	110,000	105,031	(3)	12,000	(4)	227,031

Noah A. Elbogen	76,500	100,012		—		176,512

Lea Anne S. Ottinger	77,000	105,031	(3)	—		182,031

Keith E. Pascal	65,000	100,012		—		165,012

Julius W. Robinson, Jr.(5)	—	—		—		—

Janet Sherlock	74,000	100,012		—		174,012

Patrick D. Walsh(6)	69,000	100,012		—		169,012

(1)

Mr. Trojan and Mr. Levin are absent from this table because directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Trojan, as our Chief Executive Officer through August 2021 and as an

BJ’s Restaurants, Inc.	18

Corporate Governance  •  Director Compensation

employee through December 2021, and Mr. Levin, as our President and Chief Financial Officer through August 2021 and as our Chief Executive Officer and President from September 2021 through December 2021, is reflected in the Summary Compensation Table of this Proxy Statement.

(2)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2021. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2021 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 28, 2021 as filed with the SEC. Each non-employee director serving on January 15, 2021 received an annual RSU award of 2,132 shares.

(3)	Includes $5,000 in the form of a 107 share stock award related to work on the Special Finance Committee in 2021.

(4)

Consists of consulting fees paid to Mr. Deitchle pursuant to a Consulting Agreement the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

(5)	Mr. Robinson joined our Board in January 2022 and did not receive compensation as a director in 2021.

(6)	Mr. Walsh resigned from the Board in February 2022.

Stock Ownership Guidelines

We believe that our executives and non-employee directors should be required to acquire and maintain an appropriate level of equity ownership in order to align their interests with those of our shareholders. We encourage executive and director ownership of our stock by providing stock ownership opportunities through equity awards under our Equity Incentive Plan, as amended.

Director Stock Ownership Guidelines. All non-employee directors are required to hold shares of our Common Stock with a value equal to five times the annual base cash retainer payable to non-employee directors, which is currently $325,000 (but in no case less than $300,000). All non-employee directors are required to achieve these guidelines within three years of joining the Board.

Executive Stock Ownership Guidelines. Our Stock Ownership Guidelines also establish requirements for executive officers (our chief executive officer, chief financial officer, executive vice presidents and any other officers designated from time to time by us) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required

Chief Executive Officer	3 times base salary

Chief Financial Officer	1.5 times base salary

Executive Vice Presidents	1.5 times base salary

Officers who are subject to the guidelines have five years following the date that they become subject to the guidelines to comply with the applicable guideline ownership level. Shares that count towards satisfaction of these guidelines for officers are the same as those for directors described above.

Compliance with the Stock Ownership Guidelines. Compliance with the Stock Ownership Guidelines is measured on January 16 of each year. Once a director or officer has satisfied the applicable guideline, as long as

19	2022 Proxy Statement

Corporate Governance  •  Stock Ownership Guidelines

he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance. However, if there is a disposition of shares by an officer or director following initial compliance, then compliance will be re-measured following such disposition, using the closing price of our common stock on the trading day immediately preceding the disposition date.

Shares that count towards satisfaction of the Stock Ownership Guidelines include (i) stock purchased on the open market, (ii) stock obtained through stock option exercises, (iii) with respect to any vested but unexercised stock options that are “in the money,” the number of shares having a value equal to the difference between the aggregate value of the common stock subject to the options and the aggregate exercise price of such options, (iv) vested or unvested shares of restricted stock (other than unvested stock that is the subject of performance share units (“PSUs”)), (v) stock owned outright by the director or his or her spouse or immediate family members residing in the same household, and (vi) stock beneficially owned in a trust for the benefit of the officer or his or her immediate family members, by spouse and/or minor children.

All of our directors who are subject to our director stock ownership guidelines are currently in compliance with such guidelines, with the exception of our most recently appointed Board members — Ms. Chaurasia, Mr. Pascal, and Mr. Robinson each of whom has additional time to comply with our ownership guidelines. All of our officers who are subject to the Stock Ownership Guidelines are currently in compliance, with the exception of Mr. Houdek who has five years from the date of his promotion to Chief Financial Officer in September 2021 to become compliant.

Consequences of Non-Compliance with Stock Ownership Guidelines. If the applicable director or officer has not satisfied his or her applicable ownership guideline level by the applicable deadline, the director or officer is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting.

Commitment to Sustainability

We recognize that building a sustainable business is consistent with our goal of providing long-term shareholder value. In fiscal year 2021, we created a sustainability leadership team to spearhead our ESG initiatives. The committee includes our Executive Vice President and General Counsel, Senior Vice President and Chief Accounting Officer, Senior Vice President of Risk Management, Vice President of Quality Assurance, Vice President of Human Resources, and Vice President of Internal Audit. In partnership with others in our operations, supply chain, and finance departments, the committee is in the process of creating a multi-year strategic plan establishing ESG initiatives. The committee provides updates to the Governance and Nominating Committee of our Board of Directors on a quarterly basis.

In 2021, we published a Human and Labor Rights Policy, Environmental Stewardship Policy, Food and Personal Safety and Quality Policy, and Vendor Partner Compliance Program information. These policies confirm our focus on taking care of our people, communities, shareholders and planet.

Climate Change and Environmental Stewardship. We are committed to reducing our impact on air, land and water across our restaurants, Restaurant Support Center and global supply chain. We recognize the impact greenhouse gas emissions have on climate change and the importance of water conservation and sustainability for our planet. We’ve made it a priority to work with our team members and vendor partners to reduce our carbon footprint and environmental impact.

We are in the process of determining our emissions, using 2019 as a baseline, and developing additional programs to reduce our overall carbon footprint. Examples of programs we have implemented to reduce our carbon footprint include:

•	Use of recycled products for the lids and base of our take-out containers

•	Use of 100% recycled napkins and paper towels

BJ’s Restaurants, Inc.	20

Corporate Governance  •  Commitment to Sustainability

•	Use of plastic bags made of 20% post-consumer resin

•	Portioning paper towels to reduce waste

•	Installation of flush-valve toilets and faucets in our newer restaurants

•	Adding electric vehicles to our fleet vehicle program

•	Use of energy efficient HVAC equipment

•	Recycling of organics to prevent them from going into landfills at over 10% of our restaurants

•	Use of digital rather than paper new-hire onboarding documents across our company

•

Hybrid in-person/remote work schedule at our Restaurant Support Center to balance importance of workplace culture and stewardship of the environment, including leveraging of video and telephone conferencing tools to reduce the need for travel to in-person meetings

Additional information on our Environmental Stewardship efforts is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Diversity. We strive to be an inclusive company that reflects the diversity of our communities and provides equal opportunity and access to all of our team members to grow, develop and advance within our company. Our team member composition as of December 28, 2021, was as follows:

Female	46%

Male	54%

Under-represented racial and ethnic communities(1)	57%

(1)	Represents team members who self-identified a race or ethnicity or for which a determination by Human Resources was otherwise possible.

We have taken a variety of steps in order to emphasize and promote diversity and inclusion. In 2011, we created our Women’s Career Advancement Network (WeCAN) which focuses on the development, mentoring and advancement of women within our organization.

•

WeCAN hosts quarterly meetings focused on developing leadership competencies, including awareness and insight, communication and listening, building trust, building high performing teams, coaching and mentoring, influence and diplomacy, and strategic thinking, among others. Participants are encouraged to find and be mentors, advocates and sponsors.

•	WeCAN supports philanthropic organizations, via volunteerism and donations that are focused on inspiring women and girls to expand their potential and advance their education and careers.

•	WeCAN hosts a Workplace intranet page that provides leadership content and guidance.

In 2020, we created our Inclusion, Diversity and Equity Alliance (IDEA), which is focused on celebrating and fostering inclusion and belonging among our team members and guests, appreciating and embracing diversity and related education, and ensuring that advancement opportunities are transparent and equitable.

•

In 2020, IDEA launched Listening Circles to give our team members the opportunity to share their personal stories and provide feedback on how we can drive intentional, meaningful change to improve our team member experience for all team members, recognizing that we all grow in understanding and empathy when we listen to voices and stories that are different than our own. IDEA hosts three to four Listening Circles throughout the year, which our team members are able to attend via video conference.

21	2022 Proxy Statement

Corporate Governance  •  Commitment to Sustainability

•	In 2021, IDEA launched quarterly educational meetings with the support of guest speakers in the diversity and inclusion space, which our team members are able to attend via video conference.

•

IDEA published and continues to curate a Workplace intranet page and a Resource Center for team members, which support education and awareness. In the coming years, we envision IDEA providing support to team member-driven communities of interest or resource groups focused on specific diverse communities and their allies.

•

Our managerial leadership training includes coursework on creating a respectful, non-discriminatory and non-harassing workplace, identifying and eliminating bias, and promoting fair and equitable hiring.

•	Our onboarding materials inform newly promoted team members about WeCAN and IDEA and the opportunities to become involved in the organizations.

•

In support of our commitment to creating a just and equitable company and world, our Foundation makes annual contributions to organizations that support efforts to end systemic injustice and that focus on under-represented and diverse communities, including the Equal Justice Initiative, Special Olympics, Habitat for Humanity and many others.

Wellness Initiatives. We are focused on providing health and financial wellbeing offerings that attract, retain, and engage our team members. Our Enlightened Living Wellbeing Program includes educational resources, health fairs and incentives that inspire participation in preventive care and wellbeing activities. Along with a variety of traditional benefit offerings, 401k and deferred compensation programs, and paid time off, we also provide a variety of complimentary benefits and resources to support our team members’ physical and mental health, including Health Advocate and Life Assistance Programs to our team members to facilitate counseling services, advocacy and billing support, and referrals. Our Extra Toppings Discount Program provides discounted fitness memberships and other discount programs. We have an on-site fitness center and game room at our Restaurant Support Center.

Community. We founded and for over 15 years have supported the BJ’s Restaurant Foundation, a 501(c)(3) qualified non-profit charitable organization, which is principally dedicated to supporting charities benefiting children’s healthcare and education, with a primary focus on the Cystic Fibrosis Foundation (“CFF”), No Kid Hungry, and the Alzheimer’s Association. Our Chairman of the Board of Directors and four of our current executive officers currently serve on the Foundation’s seven-person Board of Directors.

We also focus on supporting our local communities by providing volunteer hours, food and other resources for many worthwhile charitable causes and events through a program called Team Action to Support Communities (“TASC Force”). The TASC Force program recognizes and supports the volunteer efforts of our restaurant team members across the country, as they donate their own free time to benefit charitable causes and community events that are important to them, while helping give back to the communities in which our restaurants do business. Additionally, in 2020 and 2021, we helped our communities by donating food to medical personnel, first responders and other community organizations in a time of such great need. We also partner with local elementary schools through our Awesome Achievement program to help teachers recognize and reward student successes and positive behavior.

In addition, our Give A Slice charitable organization was created to help our fellow team members and their families in their times of need. Give A Slice helps hundreds of our team members each year with financial support for hardships including funeral expenses for lost team members or their loved ones and grants to help in times of financial distress after a fire, natural disaster, theft or illness.

Supplier Code of Conduct. We are committed to conducting our business in an ethical, legal and socially responsible manner that aligns with our organizational values. To ensure our suppliers and subcontractors do the same, we maintain a Supplier Code of Conduct which sets forth our expectations and minimum standards for all suppliers and subcontractors, including requirements relating to the humane treatment of animals. We require suppliers to conduct internal and third-party audits and inspections to verify compliance with the Vendor Partner Code of Integrity, Ethics and Conduct, which can be found under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

BJ’s Restaurants, Inc.	22

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

As more fully described in its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices, risk management, information security and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, Mr. Bouts, Mr. Bassi, and Mr. Dal Pozzo have each been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

The Audit Committee appointed and the shareholders ratified Ernst & Young LLP (“E&Y”) as our independent auditor for fiscal 2021; however on September 17, 2021, after engaging in a competitive request for proposal process with multiple firms, including E&Y, with the Audit Committee’s approval, we engaged KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 28, 2021.

Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. KPMG, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, as well as internal controls. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2021 with management and KPMG. Management and KPMG have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed with KPMG their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2021;

•

discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Public Company Accounting Board in Rule 3200T;

•

received from KPMG written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with KPMG the independent auditors’ independence; and

•	discussed with KPMG the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 28, 2021, for filing with the SEC. The Committee and the Board also have appointed KPMG as our independent auditor for fiscal year 2022.

The Audit Committee

Larry D. Bouts, Chairman             Peter A. Bassi            Jim A. Dal Pozzo            Janet M. Sherlock

23	2022 Proxy Statement

Proposal 2: Advisory Resolution on Compensation of Named Executive Officers

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 2 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for approval of the compensation of our Named Executive Officers on an advisory and non-binding basis. We include an advisory shareholder vote on the compensation of our Named Executive Officers in our proxy materials every year. Accordingly, we are asking our shareholders to provide an advisory, non-binding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and align executive compensation with our long-term performance and shareholder value.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation strategy is designed to reward our executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our Named Executive Officers for fiscal 2021 is reflective of and consistent with that intent.

This “say on pay” proposal gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2022 Annual Meeting of Shareholders.

This “say on pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

BJ’s Restaurants, Inc.	24

Proposal 3: Ratification of Appointment of Independent Auditor  •  Change and Engagement of Independent Registered Public Accounting Firms

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 3 ON PROXY CARD)

The Audit Committee appointed KPMG LLP as our independent auditor for the fiscal year ending January 3, 2023 (fiscal 2022), and the Board is recommending that shareholders ratify the appointment at the Annual Meeting. KPMG LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries or any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s Restaurants, Inc. nor any of our officers or directors has or has had any interest in KPMG LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of KPMG LLP to the shareholders for ratification. In the event this appointment of KPMG LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of KPMG LLP for future periods.

We expect that representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of KPMG LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Change and Engagement of Independent Registered Public Accounting Firms

The Audit Committee conducted a competitive process to select our independent registered accounting firm for the fiscal year ending December 28, 2021. Multiple firms were invited to participate in this process including E&Y, which had served as our independent registered public accounting firm since 2001.

As a result of this process, following the review and evaluation of the proposals from the participating firms, on September 17, 2021, the Audit Committee appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 28, 2021. On that same date, the Audit Committee notified E&Y that they will no longer be engaged as our independent registered accounting firm.

The audit reports of E&Y on our consolidated financial statements for each of the two most recent fiscal years ended December 29, 2020 and December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years ended December 29, 2020 and December 31, 2019, and during the subsequent interim period through June 29, 2021, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement(s) in connection with its reports, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided E&Y with a copy of the disclosures in a Current Report on Form 8-K (the “report”) prior to filing the Report with the SEC. We requested that E&Y furnish us with a letter addressed to the SEC stating whether E&Y agrees with the statements made by us regarding E&Y in the Report and, if not, stating the respects in which it does not agree. A copy of E&Y’s letter dated September 22, 2021 to the SEC, stating that it agrees with the statements made in the Report, was filed as Exhibit 16.1 to the Report.

During our two most recent fiscal years ended December 29, 2020 and December 31, 2019, and during the subsequent interim period through June 29, 2021, neither we, nor anyone on our behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the our consolidated financial statements, and

25	2022 Proxy Statement

Proposal 3: Ratification of Appointment of Independent Auditor  •  Change and Engagement of Independent Registered Public Accounting Firms

neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Regulation S-K Item 304(a)(1)(iv)) or a “reportable event” (as defined in Regulation S-K Item 304(a)(1)(v)).

Fees Billed by KPMG and E&Y

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 28, 2021 and December 29, 2020 by our current independent auditors, KPMG, and our former auditors, E&Y, who were our auditors for the first two quarters of fiscal 2021:

	Fiscal Year 2021			Fiscal Year 2020
	KPMG(1)	E&Y	Total	E&Y

Audit Fees(2)	$850,000	$135,000	$985,000	$633,800

Tax Fees	$—	$—	$—	$—

All Other Fees(3)	$—	$156,300	$156,300	$75,000

Total Fees	$850,000	$291,300	$1,141,300	$708,800

(1)	KPMG LLP was appointed on September 17, 2021.

(2)

These amounts represent fees for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

(3)

For fiscal year 2020, this amount represents fees related to review procedures performed in conjunction with our $70 million private placement of common stock completed in May 2020. For fiscal year 2021, this amount represents fees related to review procedures performed in conjunction with raising $30 million (before commissions and other fees) from the sale of our common stock through an at-the-market (“ATM”) offering program in January 2021, auditor transition procedures performed and consent review procedures related to our registration statement in November 2021 and our fiscal 2021 year-end audit.

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the services rendered by KPMG and E&Y during fiscal 2021 and 2020 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no waivers of approval requirements or guidelines during the same periods.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2022 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

BJ’s Restaurants, Inc.	26

Stock Ownership of Certain Beneficial Owners and Management

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date: (a) each of our directors, (b) each Named Executive Officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group, and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned(1)
Name and Address(2)	Number of Shares(3)		Percentage of Class(3)

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,796,075	(4)	16.2%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	3,605,297	(5)	15.4%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19335	2,349,818	(6)	10.0%

Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,817,815	(7)	7.8%

BJ’s Act III, LLC 125 Broad Street New York, NY 10004	1,251,949	(8)	5.3%

Gerald W. Deitchle	40,914	(9)	*

Peter A. Bassi	74,993	(10)	*

Larry D. Bouts	35,316	(11)	*

Bina Chaurasia	2,882	(12)	*

James A. Dal Pozzo	29,345	(13)	*

Noah A. Elbogen	69,774	(14)	*

Lea Anne S. Ottinger	38,151	(15)	*

Keith E. Pascal	6,346	(16)	*

Julius W. Robinson, Jr.	—	(17)	*

Janet M. Sherlock	7,582	18)	*

Gregory A. Trojan	266,251	(19)	1.1%

Gregory S. Levin	117,123	(20)	*

Thomas A. Houdek	4,720	(21)	*

Kevin E. Mayer	29,893	(22)	*

Gregory S. Lynds	65,697	(23)	*

Kendra D. Miller	31,824	(24)	*

All current directors and executive officers as a group (20 persons)	919,827	(25)	3.8%

27	2022 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

*	Less than 1%

(1)

The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)

Percent of class is based on the number of shares issued and outstanding (23,415,568) on the Record Date (April 12, 2022). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)

Based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2022, as of such date, it is our belief that T. Rowe Price Associates, Inc. has sole voting power with respect to 1,112,276 shares and sole dispositive power with respect to 3,796,075 shares.

(5)	Based solely on a Schedule 13G filed by Blackrock, Inc. on January 27, 2022, as of such date, it is our belief that BlackRock, Inc. held the number of shares indicated as of December 31, 2021.

(6)	Based solely on a Schedule 13G filed by The Vanguard Group on February 9, 2022, as of such date, it is our belief that The Vanguard Group held the number of shares indicated as of December 31, 2021.

(7)

Based solely on a Schedule 13G filed by Wellington Management Group LLP on February 14, 2022, as of such date, it is our belief that Wellington Management Group LLP held the number of shares indicated as of December 31, 2021.

(8)

Based on a Schedule 13D filed by BJ’s Act III, LLC on November 30, 2020 and certain adjustments made pursuant to the terms of a warrant held by BJ’s Act III, LLC to purchase shares of the Company in connection with the Company’s “at the market offering” completed on January 22, 2021, it is our belief that BJ’s Act III, LLC held the number of shares indicated, which number includes shares issuable upon exercise of the warrant, as adjusted, to purchase 876,949 shares of the Company at an exercise price of $26.94 per share (which warrant expires on May 4, 2025). The number of shares indicated excludes 150,280 shares of the Company owned by SC Trust 2018, LLC, an affiliate of BJ’s Act III, LLC, with respect to which shares BJ’s Act III, LLC disclaims beneficial ownership.

(9)

Consists of 6,565 shares of Common Stock of which Mr. Deitchle is the beneficial owner, 26,000 shares of Common Stock held of record by the Deitchle Family Trust, and 8,349 shares of Common Stock purchasable upon exercise of options.

(10)	Consists of 53,711 shares of Common Stock of which Mr. Bassi is the beneficial owner and 21,282 shares of Common Stock purchasable upon exercise of options.

(11)	Consists of 21,255 shares of Common Stock of which Mr. Bouts is the beneficial owner and 14,061 shares of Common Stock purchasable upon exercise of options.

(12)	Consists of 2,882 shares of Common Stock of which Ms. Chaurasia is the beneficial owner.

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Stock Ownership of Certain Beneficial Owners and Management

(13)	Consists of 11,535 shares of Common Stock of which Mr. Dal Pozzo is the beneficial owner and 17,810 shares of Common Stock purchasable upon exercise of options.

(14)

Consists of 61,073 shares of Common Stock of which Mr. Elbogen is the beneficial owner and 8,701 shares of Common Stock purchasable upon exercise of options. Mr. Elbogen disclaims any beneficial ownership of shares held by BJ’s Act III, LLC, where he is a partner.

(15)	Consists of 18,027 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 20,124 shares of Common Stock purchasable upon exercise of options.

(16)	Consists of 6,346 shares of Common Stock of which Mr. Pascal is the beneficial owner.

(17)	Mr. Robinson joined the Board in January 2022 and is not the beneficial owner of Common Stock.

(18)	Consists of 7,582 shares of Common Stock of which Ms. Sherlock is the beneficial owner.

(19)	Consists of 89,197 shares of Common Stock of which Mr. Trojan is the beneficial owner and 177,054 shares of Common Stock purchasable upon exercise of options.

(20)	Consists of 39,933 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 77,190 shares of Common Stock.

(21)	Consists of 3,295 shares of Common Stock of which Mr. Houdek is the beneficial owner and options exercisable for up to 1,425 shares of Common Stock.

(22)

Consists of 4,076 shares of Common Stock of which Mr. Mayer is the beneficial owner and options exercisable for up to 25,817 shares of Common Stock. Mr. Mayer’s employment with the Company ended on April 5, 2022.

(23)	Consists of 28,489 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 37,208 shares of Common Stock.

(24)	Consists of 10,100 shares of Common Stock of which Ms. Miller is the beneficial owner and options exercisable for up to 21,724 shares of Common Stock.

(25)	Includes 498,383 shares of Common Stock issuable upon exercise of options.

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Compensation Discussion and Analysis  •  Financial and Operating Overview

Compensation Discussion and Analysis			30
Financial and Operating Overview	30	Consideration of Say on Pay Advisory Vote	36
Overview of Our Response to COVID-19	31	Determining Executive Compensation	36
Overview of Compensation for Fiscal 2021	31	Elements of Executive Compensation	38
2022 Compensation Key Elements	32	Pay Mix	39
Compensation Philosophy and Program	33	Changes for 2022	44
Alignment with Shareholder Interests	34	Equity Grant Timing Practices	45
Compensation Practices and Risk Role of the Compensation Committee Role of Executive Officers in Compensation Decisions Compensation Consultants	35 35 36 36	Compensation of Chief Executive Officer Compensation Committee Interlocks and Insider Participation Clawback Policy Tax and Accounting Implications	46 48 48 49

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide key information and details about our executive compensation programs and objectives. In this discussion, we focus on the executive compensation programs for our Chief Executive Officer and the other executive officers included in the Summary Compensation Table of this Proxy Statement (referred to as our “Named Executive Officers”). Our Named Executive Officers for fiscal 2021 were:

Name	Position

Gregory A. Trojan(1)	Director, Former Chief Executive Officer
Gregory S. Levin(2)	Chief Executive Officer and President
Thomas A. Houdek(3)	Senior Vice President and Chief Financial Officer
Kevin E. Mayer(4)	Executive Vice President and Chief Growth and Brand Officer
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Kendra D. Miller	Executive Vice President, General Counsel and Corporate Secretary

(1)	Mr. Trojan retired as Chief Executive Officer as of September 1, 2021.

(2)	Mr. Levin was appointed Chief Executive Officer as of September 1, 2021.

(3)	Mr. Houdek was appointed Senior Vice President and Chief Financial Officer as of September 1, 2021.

(4)	Mr. Mayer’s employment with the Company ended on April 5, 2022.

Financial and Operating Overview

While fiscal 2021 was a challenging year, we met these challenges by focusing on sales building initiatives, raising $30 million (before commissions and other fees) from the sale of our common stock through an ATM offering program, amending our credit agreement, opening new restaurants and investing back into our existing restaurants.

Our financial results improved in 2021 compared to 2020, despite continued volatility. As certain pandemic restrictions in many of our markets eased by the end of the first quarter, in-restaurant dining and off premise sales grew as guests returned to our restaurants and we worked to rehire and train team members. Notable 2021 financial highlights compared to fiscal 2020 include:

•	Total revenues increased 39.6% to $1.1 billion

•	Total restaurant operating weeks increased 1.3%

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Compensation Discussion and Analysis  •  Financial and Operating Overview

•	Comparable restaurant sales increased 38.3%

•	Net loss of $3.6 million compared to net loss of $57.9 million

•	Diluted net loss per share of $0.16 compared to net loss per share of $2.74

Overview of Our Response to COVID-19

At the onset of the COVID-19 outbreak in 2020, we pivoted our focus towards ensuring the safety of our team members and our guests and then adapting our operations to the unprecedented restrictions necessitated by the pandemic. In 2021, we responded to ongoing challenges caused by regulatory mandates, COVID-related team member exclusions, labor pressures and supply chain challenges. Our management team and team members demonstrated unparalleled effort, commitment, resilience and creativity in responding to the crisis in 2020 and the ongoing impacts in 2021. At the same time, we focused on moving beyond the pandemic with growth initiatives designed to ensure the longer-term prosperity of our Company.

Commencing in 2020 and continuing in 2021, our management and the Board took a variety of actions to respond to the challenges presented by the COVID-19 pandemic including, but not limited to the following:

•

In order to preserve cash and strengthen our short and long-term financial position during the pandemic, we completed an equity offering resulting in gross proceeds of $70 million in May 2020, and an ATM offering program resulting in the sale of shares of common stock for gross cash proceeds of $30 million (before commission and other fees) in January 2021. After amending our credit facility in 2020 due to the pandemic, we entered into an amended credit facility in November 2021, to amend and restate our existing unsecured revolving line of credit to improve the pricing, extend the maturity date, change the interest reference rate, eliminate certain financial covenants and conditions, and reset other financial covenants starting with the fourth quarter of 2021.

•

After suspending new restaurant development in 2020, we opened two new restaurants and re-opened our Richmond, Virginia restaurant that was temporarily closed due to the pandemic from April 2020 to August 2021.

•

To support the health and well-being of our team members during 2021, we continued to maintain COVID-19 safety protocols, including daily health screenings, contact tracing and exclusion protocols when team members tested positive or experienced symptoms of COVID-19. In addition, we reinforced telemedicine coverage and Health Advocate services available to benefits-eligible team members and implemented work from home provisions for our Restaurant Support Center in early 2020 and a hybrid return-to-office plan in mid-2021 to foster a safe and productive workplace.

•

To respond to evolving pandemic-related restrictions including continued dining room closures in approximately 25 percent of our restaurants in early 2021, we continued to modify our business operations and developed sales building opportunities including maximizing existing outdoor seating and, where possible, creating new outdoor seating.

•

To retain our off-premise sales growth, which in both 2020 and 2021 were more than double pre-COVID levels, we continued to evolve takeout menu offerings and leveraged our technology infrastructure, including using our self-developed mobile application, our website and other platforms to ensure our guests can more easily enjoy BJ’s menu off-premise. We also implemented contactless curbside pickup with short message service (“SMS”) text and email technology.

Overview of Compensation for Fiscal 2021

The Compensation Committee and the full Board met numerous times during 2021 regarding our compensation programs and the ongoing impact of the COVID-19 pandemic on our business and the uncertainty as to the effects of the pandemic on 2021 performance.

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Compensation Discussion and Analysis  •  Overview of Compensation for Fiscal 2021

Recognizing the extraordinary efforts of our management and other team members in a challenging environment, the Compensation Committee and the Board’s decisions regarding the 2021 incentive plans and overall compensation structure were designed to maintain the focus and commitment of our executives and their teams and further ensure retention at this disproportionately challenging time in our industry. The compensation programs were structured specifically to incentivize continued strategic focus around driving sales, improving staffing levels, executing strategic initiatives, and setting the foundation for continued growth as we positioned our operations for post-COVID success.

As a result of the foregoing considerations and after consultation with our compensation consultants, WTW, we made the following determinations with respect to 2021 compensation:

•

To solidify our financial position and conserve cash, we delayed base salary merit increases, typically provided in January in conjunction with annual performance appraisals, until mid-year for our Named Executive Officers and other senior management. In mid-June 2021, we granted base salary increases averaging 3.1% to our Named Executive Officers other than our current and former CEOs (who received no base salary increases at the time). Based on input from our compensation consultants, we believe that the increases in base salaries were appropriate in light of comparable base salaries in the industry and were consistent with our desire to provide compensation in line with our competitors and retain key leadership talent, while still emphasizing other elements of compensation that are directly related to our performance and changes in shareholder value and recognizing the ongoing effects of the COVID-19 pandemic.

•

The Committee approved a payout at 90.5% of target on our 2021 PIP to our Named Executive Officers, other senior management and all bonus eligible team members in the Restaurant Support Center. See “Annual Cash Incentive” under “Pay Mix” for details.

•

Given the impact of COVID-19 on prior in-cycle PSU grants, coupled with postponed January merit increases and no cash PIP payout to Named Executive Officers and other senior management, the Compensation Committee approved a one-time increase in the grant date fair value of annual long-term equity compensation for the 2021 grant.

•

With respect to the PSUs granted in 2019 (with a three-year cliff vesting period), without any adjustments, the PSU vesting would have been 116.5%, due to average annual comparable sales exceeding the Black Box industry average by 1.3% over the three-year period. However, consistent with the discretion employed in 2020 (with respect to the 2018 PSU grant vesting), the Compensation Committee elected to adjust the final vesting for the 2019 award to be 97.6% of target. Given the volatility caused by the pandemic, the original methodology for calculating the performance metric yielded comparable sales which were artificially high in 2021 when compared to 2020’s historic lows. The Committee chose to employ discretion in both years in order to mitigate the potential unintended penalty in 2020 and windfall in 2021 resulting from the extreme impacts of COVID-19 on our business. See “2019 PSU Grant Outcome” for details.

•

We made no changes to performance metrics or goals for 2020 or 2021 PSU grants that remained outstanding as of year-end 2021. However, given the volatility of comparable sales in 2020 and 2021 as a result of the impacts of the pandemic and structural differences in our business relative to others in the industry, the Compensation Committee elected to maintain the flexibility to exercise positive or negative discretion to modify metrics and payouts for such awards at the time of maturity.

2022 Compensation Key Elements

With respect to fiscal 2022, the Compensation Committee made the following decisions, balancing the impact of the Omicron strain of COVID-19 and resulting restrictions which continued to impact guest traffic and sales during the fourth quarter of 2021 and first quarter of 2022, and the continued desire to retain key team members in an increasingly competitive labor market:

•

We granted merit-based raises to our Named Executive Officers averaging 2.8%. In making this determination, the Compensation Committee, with the input of our compensation consultants, evaluated industry benchmarking and considered retention goals and competitive benchmarking from 2021.

BJ’s Restaurants, Inc.	32

Compensation Discussion and Analysis  •  2022 Compensation Key Elements

•

For our 2022 PIP, we retained the same targeted short-term bonus opportunity percentages of base salary for all levels as 2021, with the exception of the Vice President level opportunity, which was increased from 25% to 30% of base salary. As with prior years, the 2022 PIP performance criteria includes a combination of financial goals (relating to weekly sales average and income from operations) and key initiatives in support of our strategic plan. Team members at the Vice President and Director levels also have specific personal objectives focused on, among other initiatives, resumption of our growth strategy and advancement of our strategic plan focused on ESG factors that are tied to a portion of their short-term incentive compensation.

•

In January 2022, as in previous years, we granted long-term equity awards in the form of stock options, RSUs and PSUs in the same ratio (one-third each) and with the same three year vesting schedules as in prior years. For the 2022 PSU grants, which cliff vest after three years in an amount based on achievement of specified goals, we returned to the use of comparable sales with vesting percentages calculated each year based on comparable sales against the Black Box index for casual dining for the year. The total vesting percentage is calculated as an average of the vesting percentages for the three separate years. Given our strategic focus on sales building initiatives as we emerge from the pandemic, we believe this relative metric is important in our incentive compensation mix to best align management incentives with long-term results that will deliver increased shareholder value.

Compensation Philosophy and Program

The Compensation Committee believes that executive compensation should be closely aligned with our strategy and performance on both a short- and a long-term basis in order to drive a pay-for-performance culture and ensure that the interests of executive officers continue to be properly aligned with long-term stakeholder interests and shareholder returns. In addition, a compensation program should be designed to assist us in attracting and retaining qualified management personnel who are critical to our long-term success in today’s highly competitive market.

To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive pay, which is dependent on our annual financial performance and key initiatives in support of our strategic plan; and

•

long-term incentive compensation in the form of stock options, RSUs, PSUs, or other equity based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and long-term value creation.

The Compensation Committee considers a variety of factors when making compensation decisions and establishing the total compensation that it targets and pays for executive officers each year. Among these factors are:

•	overall corporate performance;

•	individual performance and contribution of the executive to the overall corporate performance, primarily based on the input of the Chief Executive Officer;

•	equity based compensation awarded in prior years;

•	appropriate blend of short-term and long-term compensation and of cash and equity compensation;

•

competitive factors in the market, including total compensation paid to our executive officers compared to amounts paid to executives in similar positions at similarly sized companies and relative to peers within the company, both for the prior year and over a multi-year period;

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Compensation Discussion and Analysis  •  Compensation Philosophy and Program

•	broad trends in executive compensation within the restaurant industry;

•	recommendations of independent compensation consultants retained by the Compensation Committee; and

•	the recommendations of our Chief Executive Officer (for Named Executive Officers and executives other than himself).

Alignment with Shareholder Interests

Our executive compensation program is aligned with shareholder interests, as described in the summary below:

What We Do	What We Don’t Do

Pay For Performance: Ensure a significant portion of each Named Executive Officer’s targeted total direct compensation is in the form of “at-risk” performance-based compensation	Single Trigger Benefits: Have single-trigger change-in-control equity acceleration provisions, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control

Equity Compensation: Provide equity compensation in alignment with long-term performance, including use of PSUs with vesting requirements based on time and objective long-term performance	Significant Perquisites: Provide significant perquisites to our executives

Retention Value Creation: Target total direct compensation in the 50th percentile range among companies with which we compete for executive talent	Tax Gross-Ups: Provide excess tax gross ups

Long-term Value Creation: Establish a significant portion of each Named Executive Officer’s indirect compensation to be based on achieving long-term shareholder value	Matching Contributions: Provide matching contributions into our deferred compensation plan for which officers are eligible

Clawback Policy: Maintain a clawback policy with respect to performance-based cash bonuses	Retirement Plan: Maintain a supplemental executive retirement plan or other significant retirement benefits for executives

Hedging and Pledging: Prohibit all team members from engaging in hedging or pledging stock	Automatic Retirement Payments: Provide automatic acceleration of equity awards upon retirement

Say on Pay: Conduct annual say on pay advisory votes	Multi-Year Guarantees: Provide multi-year guarantees for salary increases, bonus or equity compensation

Stock Ownership Guidelines: Require our Named Executives Officers to satisfy ownership guidelines	Below Fair Market Value Grants: Grant options below fair market value

Independent Compensation Consultants: Consult with independent compensation consultants in order to assess our compensation policies relative to comparable public companies and design our pay program to support our Company’s purpose, strategic imperatives and executive talent-management objective

Reprice Options: Reprice stock options without shareholder approval by reducing the exercise price of such stock options, exchanging such stock options for a new award with a lower exercise price, or exchanging such stock options for cash

BJ’s Restaurants, Inc.	34

Compensation Discussion and Analysis  •  Compensation Practices and Risk

Compensation Practices and Risk

The Compensation Committee carefully reviews our executive compensation policies and practices to ensure they do not encourage our executives to take, or reward our executives for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•

a significant portion of the annual cash incentive bonus is based on broad operational business results rather than individual performance criteria or narrow financial metrics that may not correspond to overall Company results;

•

the ultimate economic value provided by our long-term incentive plan is based primarily on the performance of our stock and, with respect to a portion of the equity based awards, on our performance against established operational financial results over a three-year period;

•	our cash and long-term equity incentive programs are capped, which limits any disproportionate increases in payouts in order to minimize excessive short-term risk-taking by our executive officers; and

•

recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and human resources team members and advisors, and compensation consultants, in order to ensure diversity of thought and overall consensus.

Role of the Compensation Committee

The Compensation Committee has the responsibility for establishing and continually monitoring adherence to our compensation philosophy. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and properly structured to attract and retain talent and align management’s interests with those of our shareholders. The Compensation Committee reviews the performance of our Named Executive Officers and other members of the Executive and Senior Leadership Teams and reports to the Board of Directors. In such capacity, the Compensation Committee oversees our executive compensation plans, reviews our general compensation and benefit programs and policies, and monitors the performance and compensation of executive officers and other key team members. The Compensation Committee also makes recommendations regarding annual cash incentives under our PIP and equity awards to executive officers and other team members pursuant to our Equity Incentive Plan, as amended, and determines achievement of pre-established metrics under our PIP and under the Equity Incentive Plan for PSUs.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to hire, retain and terminate independent compensation consultants, to obtain advice and assistance from internal and external legal, accounting and other advisors, and to review study findings independent of management. The Chair of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

Five independent directors, Peter A. Bassi, Larry D. Bouts, Bina Chaurasia, Lea Anne S. Ottinger, and Julius W. Robinson currently serve on the Compensation Committee. Mr. Robinson joined the Committee upon his appointment as an independent director on January 28, 2022. Ms. Ottinger serves as the Chair of the Compensation Committee. The Board has determined that each current member of the Compensation Committee and each member who served in 2021 is an independent director under applicable NASDAQ rules, defined as a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee and the Board of Directors reviews information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation

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Compensation Discussion and Analysis  •  Role of Executive Officers in Compensation Decisions

(including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each executive are presented to and reviewed by the Compensation Committee.

Role of Executive Officers in Compensation Decisions

Subject to Board approval, the Compensation Committee makes determinations regarding the compensation of all executive officers, including base salaries and cash-based and equity based incentive compensation programs. The Compensation Committee and the Chief Executive Officer annually review the performance of all Named Executive Officers, other than the Chief Executive Officer, including individual performance objectives for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual reviews, including proposed base salary adjustments, annual cash incentive awards and opportunities under our PIP and annual equity awards, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards. The Compensation Committee annually reviews the performance and compensation of the Chief Executive Officer.

Compensation Consultants

In accordance with the authority granted to the Compensation Committee under its charter, the Committee has engaged WTW, a leading global advisory company with significant expertise in compensation analysis and evaluation. We utilize them as our independent outside compensation consultants to advise the Compensation Committee regarding matters related to executive compensation benchmarking, design of certain aspects of the executive compensation program, and trends and regulations pertaining to executive compensation.

WTW assisted the Compensation Committee in identifying relevant segments of the U.S. executive talent market and evaluating overall and specific executive officer compensation levels, mix of compensation components and competitive stock granting practices. However, the consultants did not make specific monetary recommendations with respect to individual executive officers.

All of the fees paid to WTW during fiscal 2021 were in connection with their work on executive and non-employee director compensation matters on behalf of the Compensation Committee. They were retained pursuant to an engagement letter, and the Compensation Committee has determined that their services do not give rise to any conflict of interest and considers the firm to have sufficient independence from us and our executive officers to allow its consultants to offer objective advice.

Consideration of Say on Pay Advisory Vote

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say on pay”). At our Annual Meeting of Shareholders held in June 2021, 97% of the votes cast on the say on pay proposal at that meeting were in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not fundamentally change its approach in fiscal 2021 or in establishing executive compensation for 2022. However, even with this high level of support, the Compensation Committee continues to consider and, where appropriate, implement additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans and the competitiveness of our pay relative to our peers, and to continue to align compensation with the interests of our shareholders. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory say on pay votes when making future compensation decisions for Named Executive Officers.

Determining Executive Compensation

We have structured our incentive-based annual cash and long-term non-cash executive compensation programs to motivate our executives to achieve our business goals and reward them for achieving these goals. The

BJ’s Restaurants, Inc.	36

Compensation Discussion and Analysis  •  Determining Executive Compensation

Compensation Committee reviews relevant market data when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in the fourth quarter of each year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to review the most recently completed fiscal year’s annual incentive calculations and approve pay-outs, if any, for executives and other applicable team members.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive opportunities and payments, and equity awards and vesting for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee annually obtains input from its advisors and compares executive compensation levels and practices for executives holding comparable positions at similarly sized companies to aid the Compensation Committee in setting compensation at competitive levels.

Generally, the Compensation Committee’s philosophy is to target base pay, target total cash compensation and target total direct compensation (base pay, annual cash incentive bonus opportunity and equity incentive awards) at approximately the 50th percentile of the relevant market. The Compensation Committee believes that targeting total direct compensation at approximately the 50th percentile enables us to remain competitive in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and each executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives, overall leadership qualities and impact on the business, in determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to our growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

For purposes of benchmarking annual cash- and stock-based compensation levels to help evaluate the competitiveness of executive compensation levels in connection with establishing our 2021 executive compensation, WTW provided market compensation information reflecting our Company’s markets for executive talent, in order of relevance, from 2019 published compensation surveys and aged by an annual update factor of 3%, as outlined below. WTW referenced these 2019 compensation surveys instead of 2020 compensation surveys to maintain a degree of stability in market compensation rates.

•

Chain restaurant industry: primary market data source was the Aon Hewitt 2019 Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey (of the 17 chain restaurant industry peer companies listed below, 14 participated in this survey);

•	Retail industry: secondary market data source was the WTW 2019 Retail/Wholesale Executive Compensation Survey Report – U.S. (corporate revenue of $1.2 billion); and

•	General industry: another secondary market data source was the WTW 2019 General Industry Executive Compensation Survey Report – U.S. (corporate revenue of $1.2 billion)

As an additional source of market data for the Chief Executive Officer and the President and Chief Financial Officer, publicly disclosed compensation information of the following then-publicly held 17 chain restaurant industry peer companies was referenced:

Bloomin’ Brands, Inc.	Brinker International, Inc.

The Cheesecake Factory Incorporated	Dave & Buster’s Entertainment, Inc.

Del Frisco Restaurant Group, Inc.(1)	Del Taco Restaurants, Inc.(1)

Denny’s Corporation	Dine Brands Global, Inc.

Domino’s Pizza, Inc.	El Pollo Loco Holdings, Inc.

Fiesta Restaurant Group, Inc.	The Habit Restaurant, Inc.(1)

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Compensation Discussion and Analysis  •  Determining Executive Compensation

Jack in the Box, Inc.	Papa John’s International, Inc.

Red Robin Gourmet Burgers, Inc.	Ruth’s Hospitality Group, Inc.

Texas Roadhouse, Inc.

(1)	This peer has since ceased to be a standalone publicly traded company.

The Compensation Committee believes that the above peer group of comparable companies represented an appropriate cross-section of companies with which we compete for talent or which are similar to us in size, market capitalization and industry, for fiscal 2021. Since our management team and the institutional investment community generally assess our performance by reference to other companies in our industry, the Compensation Committee believes that referencing pay practices and levels of that group (in addition to referencing pay levels of the broader chain restaurant industry, retail industry and general industry) allows for proper consideration relating to management retention, as well as meaningful comparisons of our actual performance against our peers and, therefore, enables the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. A significant percentage of total compensation is allocated to incentive compensation as a result of the compensation philosophy discussed above. Income from such incentive compensation is realized as a result of our performance or the individual’s performance, depending on the type of award, compared to established goals.

Based on the compensation study prepared by WTW in the fourth quarter of 2020, the Compensation Committee approved 2021 target annual cash compensation (base salary and target annual incentive compensation) and target long-term incentive compensation for the Named Executive Officers to be at or around the 50th percentile range of the market. As explained above, base salary increases for the Named Executive Officers were effective in mid-2021.

Elements of Executive Compensation

Pay Element	Form	Metrics/Weighing	Objectives

Annual Cash Compensation

Base Salary	Cash	Subject to annual adjustment after consideration of competitive benchmarking and relative compensation positioning.	Cash compensation tied to executive’s performance and effectiveness.

Annual Cash Incentive (PIP)	Cash	Based on achievement of pre-established Company financial and other metrics and performance objectives. For 2021, in order to account for the continued uncertainty surrounding the pandemic recovery, 50% of the executives’ incentive opportunity was based on the degree of achievement of specific initiatives and metrics required to sustain and grow the business during the first half of fiscal 2021, and the remaining 50% of the executives’ incentive opportunity was based on the degree of achievement of specified financial goals and metrics during the second half of 2021.	At-risk cash compensation tied to the achievement of annual financial targets and progress against strategic initiatives.

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Compensation Discussion and Analysis  •  Elements of Executive Compensation

Pay Element	Form	Metrics/Weighing	Objectives

Long-Term Equity Compensation

Stock Options	1/3 of LTI	Based on grant date economic value, which is generally targeted at the 50th percentile of market data for comparable positions.	Reward for increases to our stock price. Vest in three equal annual installments, with a 10-year exercise term.

Restricted Stock Units (RSUs)	1/3 of LTI	Based on grant date economic value, which is generally targeted at the 50th percentile of market data for comparable positions.	Align long-term compensation with shareholder interests and support executive retention. Vest in three equal annual installments.

Performance Stock Units (PSUs)	1/3 of LTI	Based on grant date economic value, which is generally targeted at the 50th percentile of market data for comparable positions.	Further align long-term compensation with shareholder interests and multi-year financial and/or operational imperatives (e.g., comparable sales). Cliff vest after three years.

Pay Mix

(1)	Represents the average between our current and former CEO.

Base Salary. Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay, both of the executive and other similarly situated executives, and the other similar companies’ base salary levels. In January 2021, given the uncertainty as to the continued duration of the COVID-19 pandemic, the duration and extent of any restrictions on operations, and the resulting impact on guest traffic and sales, we deferred providing salary increases to our Named Executive Officers and other key management. In mid-June 2021, we granted base salary increases averaging 3.1% to our Named Executive Officers other than our current and former CEOs (who received 0% base salary increases at the time). Based on input from our compensation consultants, we believe that the increases in base salaries were appropriate in light of comparable base salaries in the industry and were consistent with our desire to provide compensation in line with our competitors and retain key leadership talent while still emphasizing other elements of compensation that are directly related to our performance and changes in shareholder value and recognizing the ongoing effects of the COVID-19 pandemic.

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Compensation Discussion and Analysis  •  Pay Mix

Annual Cash Incentive. Each executive officer participates in our annual PIP. Under the PIP, the annual incentive opportunity is determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP.

Due to the difficulty of setting targets for income from operations (which had been our key short-term incentive metric prior to the pandemic) or other key financial indicators as a result of the continued volatility in operations and uncertainty surrounding the pandemic recovery in early 2021, the 2021 PIP included a combination of financial and non-financial objectives. The performance objectives for the first half of 2021, accounting for 50% of the incentive opportunity, were established early in the year, while the performance objectives for the second half of 2021, accounting for 50% of the incentive opportunity, were established mid-year in order to afford the Compensation Committee greater visibility into the operating environment as recovery from the pandemic progressed.

In February 2022, the Compensation Committee, with input from the Chief Executive Officer, reviewed the Company’s performance in relation to the 2021 PIP metrics and approved a payout totaling 90.5% of the opportunity to our Named Executive Officers, other senior management and all bonus eligible team members in the Restaurant Support Center. The Company achieved 100% of the targeted performance metrics for the first half of fiscal 2021 and 81.1% for the second half of fiscal 2021, averaging to a 90.5% payout as follows. The tables below provide a summary of the performance targets and payouts for the 2021 PIP:

Target vs. Actual Achievement Payout

Initiative	Target	Results	Weight	Payout %	Weighted Payout

First Half of Fiscal 2021

Raise equity to fortify balance sheet	Raise additional $30 million	Achieved	12.5%	100.0%	12.5%

Manage liquidity by maintaining cash balance	Maintain cash balance in excess of 2020 bank model	Achieved	25.0%	100.0%	25.0%

Maintain at least double pre-COVID level off-premise sales	Minimum 2.0 times pre-COVID levels	Achieved	25.0%	100.0%	25.0%

Expand BJ’s Brewhouse Beer Club to all CA restaurants, where legally permitted	Expand program from 8 test restaurants to 58 restaurants	Achieved	12.5%	100.0%	12.5%

Advance ESG factors, with a focus on inclusion, diversity and equity related initiatives	Conduct listening circles and pay equity analysis, and formulate and advance ID&E strategic plan	Achieved	12.5%	100.0%	12.5%

Complete Most Valuable Guest concept essence work		Achieved	12.5%	100.0%	12.5%

Sub-Total First Half of Fiscal 2021			100.0%		100.0%

Metric	Target	Results	Weight	Payout %	Weighted Payout

Second Half of Fiscal 2021

Weekly sales average	$108,000	$104,000	33.3%	88.9%	29.6%

Comparable dine-in sales gap compared to Black Box	Improvement to 0% gap	-1.23%	33.3%	87.7%	29.2%

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Compensation Discussion and Analysis  •  Pay Mix

Metric	Target	Results	Weight	Payout %	Weighted Payout

Off-premise weekly sales average	Minimum 1.75 times pre-COVID levels	Achieved	11.1%	100.0%	11.1%

Hiring and retention of managers at pre-pandemic par levels	Specified number per restaurant	Achieved	11.1%	100.0%	11.1%

Beer Club membership	Specified number per restaurant	Not achieved	11.1%	—%	—%

Sub-Total Second Half of Fiscal 2021(1)			100.0%		81.1%

Total Fiscal 2021Achievement Payout					90.5%

(1)	Percentages may not foot due to rounding.

The table below shows the fiscal 2021 target annual incentive bonus for each Named Executive Officer under the PIP as compared to the actual fiscal 2021 bonus payout.

Fiscal 2021 Annual Incentive Bonus Plan: Actual Payout vs. Target Bonus

Name	Target Bonus (as a % of Base Pay)	Actual Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)(1)

Gregory A. Trojan(2)	100.0%	90.5%	90.5%

Gregory S. Levin(3)	76.0%	68.9%	90.5%

Thomas A. Houdek(3)	35.5%	32.2%	90.5%

Kevin E. Mayer	60.0%	54.3%	90.5%

Gregory S. Lynds	60.0%	54.3%	90.5%

Kendra D. Miller	60.0%	54.3%	90.5%

(1)	Actual bonus payout based on average of first half and second half achievement.

(2)	Mr. Trojan’s bonus was based on the same criteria as all executive officers unlike prior years where it was based solely on the achievement of targeted Consolidated Income from Operations.

(3)

Prorated based on promotion date. At the time of their promotions, Mr. Levin’s target bonus opportunity was increased to 90% of his base salary, from 65%, and Mr. Houdek’s bonus opportunity was increased to 50% of his base salary, from 25%.

With respect to the financial metrics, the PIP provided for a sliding scale of the target metric to achieve some portion of the annual incentive opportunity. With respect to the weekly sales average portion of the PIP, the payout percentage was 70% if the minimum targets were achieved and 120% if the maximum targets were achieved. With respect to the comparable dine-in sales compared to Black Box metric, the payout percentage was 60% if the minimum targets were achieved and 140% if the maximum targets were achieved. With respect to the metrics tied to Beer Club membership increases, off-premise weekly sales average, and management hiring and retention levels, the payout percentage was 100% of the portion of the PIP for each metric that was achieved but 0% if the metric was missed, with no sliding scale and no ability to exceed the 100% payout.

The Committee elected to not require that a financial metric threshold be met in order to achieve the non-financial portion of the PIP. This allowed for recognition of achievement of non-financial objectives during a period of

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Compensation Discussion and Analysis  •  Pay Mix

continued uncertainty where financial goal-setting was extremely difficult. The Compensation Committee believed that these metrics encouraged focus on the recovery of the business and sales-driving initiatives largely within management’s ability to influence and control, while also driving shareholder value creation. No portion of the incentive opportunity for 2021 was based on achievement of individual performance objectives.

Long-Term Equity Compensation: Stock Options, RSUs and PSUs. We design our long-term incentive compensation to drive long-term performance, to align the interests of our executives with those of our shareholders, and to retain executives through long-term vesting and wealth accumulation. In fiscal 2021, long-term incentive compensation took the form of awards of stock options, RSUs and PSUs. Individual award amounts for executive officers were based on external market and internal pay and performance considerations and based on a targeted economic value as determined by the Compensation Committee.

The Company’s long-term equity awards generally have been allocated one-third to each of stock options, RSUs and PSUs and were allocated in this manner in 2021. The current allocation may change in the future or may change for specific circumstances involving a given executive.

The amount of annual equity awards granted to executive officers is based on grant date economic value, which is generally targeted at the 50th percentile of market data for comparable positions (where such information is available). However, as discussed above, in specific cases we set the target economic value of the equity award higher or lower than the median where appropriate, based on factors such as our prior year performance, individual executive performance and impact on the business, and retention considerations.

In lieu of merit increases in January 2021 and any 2020 short-term incentive payout, when granting the 2021 long-term incentive award, the Committee approved one-time increase in the value of the Named Executive Officers’ and other senior executive grants, which in aggregate were at or around the 60th percentile range of market data for comparable positions (where such information is available). The Committee’s decision was motivated by a desire to provide appropriate incentives to our team to overcome the challenges and significant uncertainties in the year ahead, to capitalize on new opportunities in the business, and to retain the team in the midst of a competitive labor market.

Additionally, all of our restaurant general managers, executive kitchen managers, directors of kitchen operations, directors of operations, area vice presidents and certain brewing operations positions and selected high-performing Restaurant Support Center employees are eligible to receive equity awards in accordance with our Equity Incentive Plan. The grant of equity awards to our restaurant and brewing field operations teams is designed to increase retention and to promote long-term wealth building based on ownership of our equity. In 2021, these team members received a supplemental grant in recognition of their extraordinary efforts during the COVID-19 pandemic.

Stock Options. Stock options provide the opportunity for participants to purchase shares of our Company’s Common Stock at a price that is equal to our Company’s stock price on the date of grant. Accordingly, we believe stock options are shareholder-aligned and performance-based, because executives realize increasing value only as the Company’s stock price increases, and executives realize zero value if our Company’s stock price does not increase above the grant-date stock price. In determining the individual award amount of annual stock option grants to executive officers, the Compensation Committee bases its determinations on such considerations as the value of total direct compensation for comparable positions in the market data; company and individual performance against the strategic plan for the prior fiscal year; the number and value of stock options previously granted to the executive officer; the allocation of overall share awards attributed to executive officers; and the relative proportion of long-term incentives within the total compensation mix.

All stock options granted by us during fiscal 2021 were granted as non-qualified stock options with an exercise price equal to the most recent closing price of our Common Stock as of the date of grant. Accordingly, stock options will have value only if the market price of our Common Stock increases after that date. Stock options granted to our executive officers in 2021 vest in three equal annual installments. Because team members only realize value from their options if our stock price increases over the exercise price, the vesting schedule is designed to provide our team members with an incentive to work toward increasing the long-term value of our Common Stock.

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Compensation Discussion and Analysis  •  Pay Mix

RSUs. RSUs differ from stock options in that the primary purpose of RSUs is to provide a component of equity based compensation that has a measurable value to recipients immediately upon their vesting, which we believe helps with overall retention. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant based on the number of vesting RSUs and the fair market value of our share price at the time of vesting. RSUs granted to our executive officers for 2021 vest in three equal annual installments.

The Compensation Committee believes that RSU awards are effective in attracting, motivating and retaining high-quality management talent for all levels of our organization. All of our restaurant managing directors, general managers, executive kitchen market managers, executive kitchen managers, directors of kitchen operations and directors of operations are eligible for the Gold Standard Stock Ownership Program under our Equity Incentive Plan, and equity awards under this program are 100% in the form of RSUs. This program is a long-term wealth building program that is dependent on the participants’ extended service with us in their respective positions and their achievement of certain agreed-upon performance objectives during that service period. The service period has generally been between three and five years. In 2021, these team members received a supplemental grant in recognition of their extraordinary efforts during the COVID-19 pandemic.

PSUs. As with RSUs, PSUs are a component of equity based compensation that has a measurable value to recipients immediately upon their vesting. Also like stock options and RSUs, PSUs are shareholder-aligned because their underlying value is tied to the price of our Company’s Common Stock. However, PSUs differ from stock options and RSUs in that (i) predetermined performance goals must be achieved in order for the awards to vest, and (ii) the number of PSUs that vest may be higher than, lower than or equal to the target number of PSUs, based on whether performance is above, below or at those predetermined goals. Such awards, when vested, are generally paid in shares and thereby have little or no out-of-pocket cost to the recipients, other than related income tax obligations which can be significant based on the number of vesting PSUs and the fair market value of our share price at the time of vesting. PSUs granted to our executive officers for 2021 cliff vest after three years if the Company has met specific performance threshold goals. If such threshold goals are not achieved, zero PSUs are settled. The Company has awarded PSUs every year since 2016.

2019 PSU Grant Outcome. In February 2022, the Compensation Committee reviewed the performance of the Company relative to the performance targets established for PSUs granted in 2019. Although vesting of the 2019 PSU grants was to be based on the achievement of specific comparable sales metrics relative to the Black Box casual dining industry index from 2019 to 2021, the Compensation Committee elected to employ structured discretion to adjust the final vesting for the 2019 award to be 97.6% of target. Without any adjustments, the PSU vest would have been 116.5%, reflecting average annual comparable sales which exceeded the Black Box industry average by 1.3% over the three-year period. Given the volatility caused by the pandemic and the methodology of the metric, the calculation yielded comparable sales which were artificially high in 2021 when compared to 2020’s tremendous lows.

In making its determination regarding vesting of the 2019 PSU award, the Compensation Committee took into account the methodology it utilized to exercise discretion the prior year with respect to the 2018 PSU award, whereby the Compensation Committee utilized a 30% discretionary achievement factor for 2020 in lieu of pre-determined metrics for return on invested capital and comparable sales. The Committee did so in recognition of management’s response to the COVID-19 pandemic, the changing strategic priorities, efforts and achievements to maintain and ensure business continuity, strengthen financial position, protect team members, serve guests, and invest in new strategic sales building initiatives. Consistent with the discretion employed in 2020, the Committee determined it was appropriate to again exercise discretion with respect to the 2019 PSU grant to adjust the final vesting for the 2019 to 2021 award downward to 97.6% of target. This discretion resulted in a blended approach, measuring two years of the 2019 grant (or 2/3 of the vest) based on actual annual vesting percentages tied to annual results (112.9% in 2019 and 150% in 2021) and one year of the grant (1/3 of the vest) at 30% for 2020, resulting in an overall vesting of 97.6% of target (i.e., (112.9% + 30% + 150%) / 3 = 97.6%).

The Committee chose to exercise discretion in both years in order to mitigate the potential unintended extreme penalty in 2020 and windfall in 2021 resulting from the extreme impacts of COVID-19 on our business. The Compensation Committee and the Board believe this approach aligns with the best interests of our shareholders

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Compensation Discussion and Analysis  •  Pay Mix

in recognizing the unique challenges associated with the COVID-19 pandemic and appropriately rewarding management performance and commitment for the three-year period.

2019 PSU Grant – Targeted Same Restaurant Comparable Sales Growth Over Black Box Index

3 Year Average Comparable Sales Growth Over Black Box	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%

% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

2019 PSU Grant – Average Comparable Sales Growth Over Black Box Results

	2019	2020	2021	3 Year Average	Vest Percent

BJ’s Restaurants, Inc.(1)	1.1%	-33.6%	47.4%	5.0%

Black Box	-0.1%	-21.5%	32.6%	3.7%

Results Based on Original Methodology(2)	1.2%	-12.1%	14.8%	1.3%	116.5%

Actual Vest Percentage Based on Modified Methodology	112.9%	30%	150%	97.6%	97.6%

(1)	Comparable restaurant sales are based on calendar years to align with Black Box methodology versus BJ’s Restaurants, Inc.’s fiscal calendar.

(2)	Percentages may not reconcile due to rounding.

2021 PSU Metrics. Given the volatility of the relative comparable sales metric in 2020 and heading into 2021, and lack of visibility to restaurant capacity constraints in light of the continuation of the pandemic at that time, the Compensation Committee modified the PSU plan design for the 2021 grants. Vesting of 2021 PSUs will be determined by weekly sales average (WSA) performance during fiscal 2022 and 2023 in relation to predetermined targets. The Committee views WSA as an important metric for evaluating performance through 2023 as the Company seeks to optimize dine-in capacity while growing our off-premise business. In addition, predetermined goals for earnings before interest, taxes, depreciation and amortization will serve as a secondary modifier (EBITDA governor) by which WSA-based vesting may be reduced but not increased. WSA and EBITDA performance will be measured after completion of fiscal 2022 and fiscal 2023, and PSU vesting will be determined after completion of the full three-year period (i.e., after completion of 2023) based on the average of 2022 and 2023 performance results. In order to motivate and reward strategic and operational performance and recovery upside, the maximum payout opportunity for 2021 PSUs is 225% of target.

Limited Executive Benefits and Perquisites. In addition to their eligibility to participate in our Company’s customary employee benefit plans, our executive officers are entitled to receive automobile allowances as their sole executive perquisite. Except for certain additional benefits provided to Mr. Trojan when he served as CEO in connection with the amended and restated employment agreement (as discussed under “Compensation of Chief Executive Officer” below) and Mr. Levin in his current role as CEO, our executive officers receive no other form of executive benefit or perquisite.

Changes for 2022

Compensation Structure for 2022. In designing our compensation program for fiscal 2022 and beyond, we continue to attempt to provide opportunities to our Named Executive Officers to realize significant increases in their overall compensation if their efforts prove successful in generating growth and shareholder value while, at the same time, de-emphasizing those elements of compensation that are not directly related to our performance.

Modification of PIP in Response to COVID-19 Pandemic. In February 2022, the Compensation Committee approved the fiscal 2022 PIP. The short-term bonus payout opportunity percentage for each Named Executive

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Compensation Discussion and Analysis  •  Changes for 2022

Officer remained unchanged in 2022. The 2022 PIP will include a combination of financial goals relating to weekly sales average and income from operations and key initiatives in support of our strategic plan. Thresholds for determining payout will be based on a combination of: i) 33.5% relating to a weekly sales average metric, ii) 33.5% relating to an Income from Operations metric, and iii) 33% relating to achieving other key elements of our strategic plan.

If the Company does not achieve at least 80% of its Income from Operations metric, the combined payout on the Weekly Sales Average and Initiatives metrics will be capped at no more than 66% of the total bonus opportunity.

Continued Balanced Mix of Long-Term Equity Compensation in 2022. For 2022, the Compensation Committee reverted to the grant date fair value of annual long-term equity compensation in place for grants prior to 2021. Consistent with past practice, the 2022 equity awards to executive officers comprise stock options, RSUs and PSUs – each weighted one-third – as we continue to use a portfolio of equity vehicles to support our long-term compensation philosophy as well as emphasize performance and alignment of executives with our shareholders.

Vesting Criteria for 2022 PSUs. Consistent with past practice, the 2022 PSU grant will cliff vest after the end of the third year. The Compensation Committee reverted back to a relative comparable sales metric but modified the PSU plan design for 2022 to include three one-year comparable sales periods, each weighted equally. Given continuing challenges facing the restaurant industry due to the Omicron variant during the first quarter of 2022, the one year periods are the second through fourth fiscal quarters of 2022, full year 2023 and full year 2024. Vesting of 2022 PSUs will be determined by comparing the actual average comparable sales for each yearly period to the Black Box casual dining index and calculating vesting percentages each year and then averaging the vesting percentages for the three separate years to determine the total vesting percentage. In addition, the maximum payout opportunity for 2022 PSUs has been decreased to 150% of target, to further motivate and reward for strategic and operational performance and recovery upside but mitigate unintended windfalls caused by unexpected volatility of results during the ongoing pandemic.

Potential COVID-19 Adjustments. In light of the uncertainty resulting from the COVID-19 pandemic and the timing and extent of any recovery, the Compensation Committee and the Board expect to continue to evaluate the Company’s performance and maintain the flexibility to exercise positive or negative discretion.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates. Annual equity grants are presented and approved at the meeting of the Compensation Committee typically held in December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for executive officers and Restaurant Support Center team members is the 15th of January and, for stock options, the exercise price is the most recent closing price of our Common Stock as of the date of grant. Exceptions to the annual grant date may be made in certain circumstances for administrative convenience.

For annual grants of RSUs, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares has thereafter been determined by dividing the dollar amount approved by the Compensation Committee by the most recent closing market price of our Common Stock as of the date of grant.

For annual grants of PSUs, the Compensation Committee approves and the Company distributes the performance metrics after determining the metrics in light of prior year financial results.

New Hire Grant Dates. All equity award grants to certain newly hired team members are made on the 15th calendar day of the first month of the subsequent quarter following their first day of employment and based on a

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Compensation Discussion and Analysis  •  Equity Grant Timing Practices

matrix that has been pre-approved by the Compensation Committee. Eligible newly hired team members receive a grant that is one-half RSUs and one-half stock options, unless they make an election at least two weeks prior to the grant date to receive all RSUs. For stock options, the exercise price is the closing price of our Common Stock on the date of grant. The number of RSUs granted to our new team members is determined by dividing the approved dollar amount by the closing market price of our Common Stock on the date of grant.

Participants in Our Gold Standard Stock Ownership Program (“GSSOP”). All of our restaurant managing directors, general managers, executive kitchen market managers, executive kitchen managers, directors of kitchen operations, and directors of operations are eligible to participate in the Gold Standard Stock Ownership Program under our Equity Incentive Plan, as amended. The grant date for new GSSOP participants is generally the 15th day of the first month of the subsequent quarter following approval of their acceptance into the program for ease of administration. The amount of the GSSOP awards granted to a participant in the GSSOP is determined by their position and calculated as the dollar amount of their grant, as determined in the GSSOP document, divided by the most recent closing market price of our Common Stock as of the date of grant. All RSUs under the GSSOP “cliff vest” after five years from the date of grant. Additionally, participants who have completed the first five years of service under the original Gold Standard Stock Ownership Program may be eligible to participate in future GSSOP programs (“Supplemental GSSOP”) depending on their current position. Each participant eligible for the Supplemental GSSOP receives the fair market value of the award in RSUs. All awards under the Supplemental GSSOP vest 33% on the third anniversary from the date of grant and 67% after five years from the date of grant. New participants in the Supplemental GSSOP receive their grants on the 15th day of the quarter subsequent to their acceptance into the program.

All Other Grants. Our general practice is to issue equity grants annually or upon new employment or promotion to a qualifying management position as described above. In those instances when equity awards occur during the year due to team member promotions or other factors, the equity awards are approved in advance by the Compensation Committee, and the grant date is the 15th day of the first month of the quarter following the promotion or other event. The exercise price for such awards is always based on the most recent closing price of our Common Stock as of the date of grant.

Compensation of Chief Executive Officer

Compensation of Gregory S. Levin. On June 30, 2021, we entered into an employment agreement with Gregory S. Levin pursuant to which he began serving as our Chief Executive Officer commencing September 1, 2021. The terms of Mr. Levin’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Levin and his advisors. The Compensation Committee believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Levin’s experience and skill set. The terms and conditions of Mr. Levin’s compensation under the employment agreement are presented below:

Term. The term of the Agreement commenced on September 1, 2021 and will terminate December 31, 2026 (unless earlier terminated in accordance with the terms of the Employment Agreement). The Agreement provides for automatic renewals for additional one year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary. Base salary shall be $750,000 with increases of $50,000 on each of January 1, 2023 and January 1, 2024, subject to additional increases at the discretion of the Compensation Committee.

Bonus Opportunity. Annual Bonus opportunity target at no less than 90% of Mr. Levin’s base salary.

Additional Benefits. Mr. Levin shall receive up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, the use of a company automobile or automobile allowance of up to $1,800 per month, and reimbursement of legal fees incurred in connection with negotiation and documentation of the Employment Agreement.

Equity Grants. Equity grants will continue to be made at the discretion of the Board of Directors under the Plan. The Company agreed that Mr. Levin’s annual long-term equity incentive grant for 2022 will have a grant date fair

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Compensation Discussion and Analysis  •  Compensation of Chief Executive Officer

market value of $1.5 million and consist of a combination of non-qualified stock options, RSUs and PSUs to be allocated among such awards and subject to such vesting terms as the Board may determine consistent with the allocation and vesting of awards to other senior officers of the Company.

In addition, the Company agreed to make Mr. Levin a supplemental equity grant having a grant date fair market value of $750,000 on September 1, 2021. Such supplemental equity grant is subject to a three year “cliff” vesting period and is divided equally between RSUs and stock options. In the event Mr. Levin is terminated by the Company without Cause or resigns for Good Reason (i) prior to August 31, 2023, the supplemental equity grant will become fully vested, and (ii) subsequent to September 2, 2023 but prior to August 31, 2024, the supplemental equity grant will vest pro rata based on the portion of the three year vesting period completed.

In the event Mr. Levin is terminated by the Company without Cause, resigns for Good Reason, dies or suffers a Disability during the Term, Mr. Levin (or his estate or designated representative) shall have twelve months following termination to exercise any stock option awards.

Termination; Severance; Change of Control. The Company may terminate Mr. Levin’s employment at any time. If Mr. Levin is terminated or resigns for any reason or if Mr. Levin dies or becomes Disabled, he (or his estate) will be entitled to receive the following (the “Base Termination Payments”): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law or Company plans, contracts or arrangements.

In the event of termination by the Company without Cause or resignation by Mr. Levin for Good Reason, or as a result of Mr. Levin’s Disability, in addition to the Base Termination Payments, Mr. Levin shall be entitled to receive the following: (i) any earned but unpaid Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment, (ii) cash payments equal to 150% of his then current base salary (payable over 18 months); (iii) a lump sum cash payment equal to the lesser of the prior fiscal year Bonus paid or payable to Mr. Levin or 100% of the target Bonus for the fiscal year of termination (prorated in either case based on the number of days elapsed in the fiscal year of termination); (iv) immediate vesting of any unvested equity based awards to the extent such awards would have become vested had Mr. Levin remained in continuous service with the Company for 90 days after termination; and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

In the alternative, if Mr. Levin is terminated without Cause (for reasons other than death or Disability) or resigns for Good Reason during the 90 days prior to or the 12 months following a Change of Control (as such term is defined in the Plan), Mr. Levin shall be entitled to receive the following: (i) any earned but unpaid Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 200% of his then current base salary, (iii) a lump sum cash payment equal to the lesser of his prior fiscal year Bonus or 100% of the target Bonus for the fiscal year of termination, (iv) to the extent vesting is not automatically accelerated under the terms of the Plan, immediate 100% vesting of any equity, including vesting of any performance-based equity as if 100% of the target performance goals for the fiscal year of termination of employment had been achieved, and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

Board Seat. The Company and the Board will take all reasonable action within their control to cause Mr. Levin to be named to the Board promptly following September 1, 2021 and, at all times while he is serving as CEO, to be (i) to be nominated for election to the Board at each annual meeting of Shareholders and, if elected, (ii) to remain on the Board.

Definition of Cause. For purposes of the Employment Agreement, “Cause” means (i) an act or acts of dishonesty undertaken by Mr. Levin and intended to result in material personal gain or enrichment of Mr. Levin or others at the expense of the Company, (ii) gross misconduct that is willful or deliberate and that is materially injurious to the Company, (iii) the conviction or plea of nolo contendere of Mr. Levin of a felony, (iv) the commission by Mr. Levin

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of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or its affiliates (subject to a notice requirement from the Board and a 30-day cure period), (v) the ongoing and repeated material neglect of Mr. Levin’s duties on a general basis (other than as a result of illness or disability) (subject to a notice requirement and a 30-day cure period), or (vi) the material breach of any terms and conditions of the Employment Agreement by Mr. Levin (subject to a notice requirement and a 30-day cure period).

Definition of Good Reason. For purposes of the Employment Agreement and subject to the Company’s right to cure within 30 days after written notice, “Good Reason” means: (i) removal of Mr. Levin as CEO or any failure by the Company to nominate or seek reelection of Mr. Levin to the Board while serving as CEO, other than for death, disability, Cause or his voluntary resignation, (ii) any involuntary material reduction in Mr. Levin’s then-current base salary, involuntary reduction in his target bonus percentage below 90%, or any involuntary material reduction in his comprehensive benefits package, (iii) assignment to Mr. Levin of duties that represent or constitute a material adverse change in his position, duties, responsibilities and status with the Company, (iv) an involuntary material adverse change in Mr. Levin’s authorities or reporting responsibilities except in connection with his termination for Cause, or by reason of his death, Disability or voluntary resignation, (v) a relocation of the Company’s principal executive offices to a location that is more than 60 miles from the location of Mr. Levin’s primary residence that was not recommended by Mr. Levin to the Board, or (vi) the material breach of any terms and conditions of the Employment Agreement by the Company.

Covenants. The Employment Agreement contains customary confidentiality, non-competition, non-solicitation, and non-disparagement provisions.

Compensation of Gregory A. Trojan. During fiscal 2021, Mr. Trojan served as our Chief Executive Officer from December 30, 2020 through September 1, 2021, at which time he retired as our Chief Executive Officer. There were no severance payments paid related to Mr. Trojan’s retirement. The terms of Mr. Trojan’s employment agreement were summarized in our 2020 Proxy Statement. Effective January 1, 2022, we entered into a Consulting Agreement with Mr. Trojan which is described in “Certain Relationships and Related Party Transactions” in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2021, Ms. Ottinger, Mr. Bassi, Mr. Bouts, Ms. Chaurasia and Mr. Elbogen served on the Compensation Committee. Mr. Robinson joined the Compensation Committee in January 2022, and Mr. Elbogen resigned from the Committee. No member of the Compensation Committee who served during fiscal 2021 or who is currently serving has ever been an officer or employee of ours, a former officer of ours or any of our subsidiaries, or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2021.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

Clawback Policy

The Compensation Committee may require that a PIP participant repay to us certain previously paid compensation in accordance with the Clawback Policy. The PIP contains a “clawback” provision that applies in certain circumstances including fraud, theft, violations of laws, and intentional misconduct. Pursuant to the Clawback Policy, the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a PIP participant, and (iii) effect any other right of recoupment of equity or other compensation provided under the PIP or otherwise in accordance with our policies and/or applicable law (each, a “Clawback Policy”), in each case with respect to the Clawback Policy that was in effect as of the date of

BJ’s Restaurants, Inc.	48

Compensation Discussion and Analysis  •  Compensation Committee Interlocks and Insider Participation

grant for a particular target award. In addition, to the extent required by applicable law or as otherwise determined by the Compensation Committee, equity awards under the Equity Incentive Plan, as amended, will include clawback provisions.

Tax and Accounting Implications

In designing our compensation programs, the Compensation Committee considers the effect of Section 162(m) together with other factors relevant to our business needs. We have historically taken, and intend to continue taking, appropriate actions, to the extent we believe desirable, to preserve to the greatest extent possible the deductibility of annual incentive and long-term performance awards.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers including the chief executive officer, chief financial officer and the three other most highly compensated executive officers (as of the end of any fiscal year). Any executive officer whose compensation is subject to Section 162(m) of the Code will have compensation subject to Section 162(m) of the Code for all future years, including years after the executive terminates employment or dies.

The Compensation Committee has considered the impact of Section 162(m) when designing our executive compensation programs. We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. The Compensation Committee may grant awards and provide for compensation that will not be deductible under Section 162(m) when it determines that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Compensation Committee also expects to continue to provide performance-based compensation.

49	2022 Proxy Statement

Compensation Committee Report  •  Summary Compensation Table

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Lea Anne S. Ottinger, Chair	Peter A. Bassi	Larry D. Bouts	Bina Chaurasia	Julius W. Robinson, Jr.

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended December 28, 2021, of our former Chief Executive Officer, our current Chief Executive Officer and President, and our current Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving as of December 28, 2021, and whose salary and bonus compensation for the year ended December 28, 2021, was at least $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	All Other Compensation ($)		Total ($)

Gregory A. Trojan	2021	875,000		791,875	1,333,370	666,559	44,811	(5)	3,711,615
Director and former Chief	2020	805,136		—	1,069,905	500,260	45,503	(5)	2,420,804
Executive Officer	2019	850,000		—	1,000,004	499,828	47,314	(5)	2,397,146

Gregory S. Levin	2021	566,667		390,207	908,372	641,625	12,792	(6)	2,519,663
Chief Executive Officer and	2020	437,051		—	437,997	200,106	12,792	(6)	1,087,946
President	2019	450,000		54,000	366,686	183,279	12,792	(6)	1,066,757

Thomas A. Houdek	2021	310,300		98,146	225,989	18,333	4,484	(7)	657,252
Senior Vice President and	2020	240,664		—	52,058	18,344	—	(7)	311,066
Chief Financial Officer	2019	120,192	(11)	30,000	200,032	—	—	(7)	350,224

Kevin E. Mayer	2021	400,000		217,200	216,724	108,335	12,792	(8)	955,051
Executive Vice President and	2020	356,080		—	180,997	75,041	12,792	(8)	624,910
Chief Growth and Brand Officer	2019	375,000		45,000	150,080	74,981	12,792	(8)	657,853

Gregory S. Lynds	2021	390,000		211,770	216,724	108,335	9,192	(9)	936,021
Executive Vice President and	2020	349,648		—	180,429	75,041	9,192	(9)	614,310
Chief Development Officer	2019	375,000		45,000	150,080	74,981	9,192	(9)	654,253

Kendra D. Miller	2021	350,000		190,050	216,724	108,335	12,792	(10)	877,901
Executive Vice President, General	2020	312,843		—	177,234	75,041	12,792	(10)	577,910
and Secretary	2019	330,000		39,600	150,080	74,981	12,792	(10)	607,453

(1)	The 2020 amounts reflect temporary salary reductions due to the COVID-19 pandemic.

(2)	May include amounts earned in a given fiscal year but not paid until the subsequent fiscal year.

BJ’s Restaurants, Inc.	50

Compensation Committee Report  •  Summary Compensation Table

(3)	The fair value of the RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(4)

The amounts in this column do not reflect amounts paid to or realized by the named individual for the respective fiscal years. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown have not been reduced for estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2021 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended December 28, 2021, as filed with the SEC. Additionally, the 2020 amounts include the special fully vested RSU grants to reimburse each named executive officer for the approximate value of the foregone cash compensation resulting from the salary reductions due to the COVID-19 pandemic.

(5)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2021, 2020, and 2019, respectively, including group term life insurance ($792, $792, and $792), auto allowance ($28,689, $27,883, and $30,025), annual physical exam ($330, $1,828, and $1,497) and life insurance premium reimbursement ($15,000, $15,000, and $15,000).

(6)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2021, 2020, and 2019, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($12,000, $12,000 and $12,000).

(7)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2021, 2020, and 2019, respectively, including group term life insurance ($792, $0, and $0) and auto allowance ($3,692, $0 and $0).

(8)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2021, 2020, and 2019, respectively, including group term life insurance ($792, $792 and $792) and auto allowance ($12,000, $12,000 and $12,000).

(9)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2021, 2020, and 2019, respectively, including group term life insurance ($792, $792 and $792) and auto allowance ($8,400, $8,400 and $8,400).

(10)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2021, 2020, and 2019, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($12,000, $12,000, and $12,000).

(11)	Mr. Houdek joined the company in July 2019.

51	2022 Proxy Statement

Compensation Committee Report  •  Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted under our Equity Incentive Plan, as amended, and our PIP during the fiscal year ended December 28, 2021, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

					Stock Awards					Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			Number of Securities Underlying All Other Stock Awards (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)(7)	Number of Securities Underlying Option Awards (#)(8)	Exercise or Base Price of Option Awards ($/Share) (9)	Grant Date Fair Value of Option Awards ($)(7)(10)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)

Gregory A. Trojan	01/15/21	189,583	875,000	1,049,708	7,106	14,212	21,318	14,212	1,333,370	28,032	46.91	666,559

Gregory S. Levin	01/15/21	93,347	430,833	516,856	2,843	5,685	8,528	5,685	533,367	11,213	46.91	266,628
	09/01/21	—	—	—	—	—	—	8,770	375,005	16,832	42.76	374,997

Thomas A. Houdek	01/15/21	23,472	108,333	129,964	196	391	587	3,360	175,959	771	46.91	18,333
	09/01/21	—	—	—	—	—	—	1,170	50,029	—	—	—

Kevin E. Mayer	01/15/21	52,000	240,000	287,920	1,155	2,310	3,465	2,310	216,724	4,556	46.91	108,335

Gregory S. Lynds	01/15/21	50,700	234,000	280,722	1,155	2,310	3,465	2,310	216,724	4,556	46.91	108,335

Kendra D. Miller	01/15/21	45,500	210,000	251,930	1,155	2,310	3,465	2,310	216,724	4,556	46.91	108,335

(1)

Threshold bonus amounts assume achievement of 90% of weekly sales average target (or a 70% payout for this component) and -0.4% comparable dine-in sales gap compared to Black Box (or a 60% payout for this component), and a zero payout for all other components, resulting in a 21.7% total payout.

(2)

Target Bonus amounts assume achievement of 100% of the Company’s 2021 PIP metrics. Target awards are a percentage of base salary for fiscal 2021, as follows: 100% for Mr. Trojan, 76% for Mr. Levin, 35.5% for Mr. Houdek and 60% for each of the other Named Executive Officers.

(3)

Maximum Bonus amounts assume achievement of at least 105% of weekly sales average target (or a 120% payout for this component) and at least 2.5% comparable dine-in sales gap compared to Black Box (or a 140% payout for this component), and a 100% payout for all other components, resulting in a 110% total payout. For actual amounts paid under the PIP for fiscal 2021, see the column entitled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” included in this Proxy Statement.

(4)

These columns show the number of performance-based stock (“PSUs”) awards, subject to performance achievements, granted in fiscal 2021 to the Named Executive Officers. The criteria is based on the Company’s three year average same restaurant comparable sales growth performance compared to an industry benchmark for fiscal years 2021, 2022 and 2023. Executives are eligible to earn from 50% to 150% of the award target based on performance against benchmark, and the award is forfeited if the Company does not achieve its threshold goal.

(5)	This column shows the number of restricted stock (“RSUs”) awards granted in fiscal 2021 to the named executive officers. All of such RSUs vest in three equal annual installments.

(6)	The fair value of the PSUs and RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(7)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2021. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

BJ’s Restaurants, Inc.	52

Compensation Committee Report  •  Grants of Plan-Based Awards

(8)

This column shows the number of stock options granted in fiscal 2021 to the Named Executive Officers. All of such options vest in three equal annual installments and expire ten years from the date of grant.

(9)	This column reflects stock option grants which have an exercise price per share equal to the most recent closing stock price of our Common Stock as of the date of grant.

(10)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

53	2022 Proxy Statement

Compensation Committee Report  •  Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 28, 2021.

Outstanding Equity Awards on December 28, 2021

		Stock Awards

		RSU		PSU		Option Awards

Name	Grant Date	Number of Shares or Awards of Stock That Have Not Vested (#)(1)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(2)	Number of Shares or Awards of Stock That Have Not Vested (#)(3)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(4)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Gregory A. Trojan	01/15/19	3,132	111,812	9,395	335,402	01/15/14	3,281	—		29.88	01/15/24
	01/15/20	8,569	305,913	12,854	458,888	01/15/15	12,408	—		47.04	01/15/25
	01/15/21	14,212	507,368	14,212	507,368	03/02/15	2,576	—		52.98	03/02/25
	—	—	—	—	—	01/15/16	11,616	—		42.41	01/15/26
	—	—	—	—	—	01/15/17	27,686	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	46,507	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	21,201	10,603	(5)	53.22	01/15/29
	—	—	—	—	—	01/15/20	15,916	31,836	(6)	38.90	01/15/30
	—	—	—	—	—	01/15/21	—	28,032	(7)	46.91	01/15/31

Gregory S. Levin	01/15/19	1,148	40,984	3,445	122,987	01/15/15	16,543	—		47.04	01/15/25
	01/15/20	3,428	122,380	5,142	183,569	03/02/15	4,168	—		52.98	03/02/25
	01/15/21	5,685	202,955	5,685	202,955	01/15/16	4,000	—		42.41	01/15/26
	09/01/21	8,770	313,089	—	—	01/15/17	8,843	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	15,503	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	7,774	3,888	(5)	53.22	01/15/29
	—	—	—	—	—	01/15/20	6,367	12,734	(6)	38.90	01/15/30
	—	—	—	—	—	01/15/21	—	11,213	(7)	46.91	01/15/31
	—	—	—	—	—	09/01/21	—	16,832	(8)	42.76	09/01/31

Thomas A. Houdek	10/15/19	1,918	68,473	—	—	01/15/20	584	1,167	(6)	38.90	01/15/30
	01/15/20	314	11,210	472	16,850	01/15/21	—	771	(7)	46.91	01/15/31
	01/15/21	391	13,959	391	13,959	—	—	—		—	—
	01/15/21	2,559	91,356	—	—	—	—	—		—	—
	09/01/21	1,170	41,769	—	—	—	—	—		—	—

Kevin E. Mayer	01/15/19	470	16,779	1,410	50,337	07/30/14	2,538	—		34.24	07/30/24
	01/15/20	1,286	45,910	1,929	68,865	01/15/16	2,322	—		42.41	01/15/26
	01/15/21	2,310	82,467	2,310	82,467	01/15/17	3,691	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	6,201	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	3,181	1,590	(5)	53.22	01/15/29
	—	—	—	—	—	01/15/20	2,388	4,775	(6)	38.90	01/15/30
	—	—	—	—	—	01/15/21	—	4,556	(7)	46.91	01/15/31

Gregory S. Lynds	01/15/19	470	16,779	1,410	50,337	01/15/15	10,340	—		47.04	01/15/25
	01/15/20	1,286	45,910	1,929	68,865	01/15/16	4,065	—		42.41	01/15/26
	01/15/21	2,310	82,467	2,310	82,467	01/15/17	5,537	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	6,201	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	3,181	1,590	(5)	53.22	01/15/29
	—	—	—	—	—	01/15/20	2,388	4,775	(6)	38.90	01/15/30
	—	—	—	—	—	01/15/21	—	4,556	(7)	46.91	01/15/31

Kendra D. Miller	01/15/19	470	16,779	1,410	50,337	01/15/14	656	—		29.88	01/15/24
	01/15/20	1,286	45,910	1,929	68,865	01/15/15	1,655	—		47.04	01/15/25
	01/15/21	2,310	82,467	2,310	82,467	01/15/16	929	—		42.41	01/15/26
	—	—	—	—	—	01/15/17	2,768	—		35.95	01/15/27
	—	—	—	—	—	01/15/18	4,651	—		37.70	01/15/28
	—	—	—	—	—	01/15/19	3,181	1,590	(5)	53.22	01/15/29
	—	—	—	—	—	01/15/20	2,388	4,775	(6)	38.90	01/15/30
	—	—	—	—	—	01/15/21	—	4,556	(7)	46.91	01/15/31

BJ’s Restaurants, Inc.	54

Compensation Committee Report  •  Outstanding Equity Awards at Fiscal Year-End

(1)	All RSUs vest in three equal installments.

(2)	The fair value of the RSUs is based on the closing stock price of our Common Stock on December 28, 2021.

(3)

PSUs cliff vest at the end of three years if all criteria have been met, in an amount consistent with the achievement of the performance criteria; otherwise, they are cancelled in whole or part, depending on the achievement of the performance or criteria.

(4)	The fair value of the PSUs is based on the closing stock price of our Common Stock on December 28, 2021.

(5)	The unexercisable options vest in three annual installments commencing January 15, 2020.

(6)	The unexercisable options vest in three annual installments commencing January 15, 2021.

(7)	The unexercisable options vest in three annual installments commencing January 15, 2022.

(8)	The unexercisable options vest in three annual installments commencing September 1, 2022.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2021 for each of the Named Executive Officers on an aggregated basis:

	Stock Awards		Option Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Gregory A. Trojan	24,582	1,153,142	—	—

Gregory S. Levin	8,583	402,629	12,635	750,483

Thomas A. Houdek	2,485	98,494	—	—

Kevin E. Mayer	3,402	159,588	—	—

Gregory S. Lynds	3,402	159,588	19,410	1,149,471

Kendra D. Miller	2,830	132,755	—	—

(1)	Value includes accrued dividends released and realized.

Potential Payments upon Termination or Change in Control

Effective January 1, 2018, the Board (at the recommendation of the Compensation Committee) approved the following severance arrangements for its then current executive officers:

Summary of Severance for Executive Officers

Title	Severance	Benefits

Executive Vice Presidents	12 months annual base salary	12 months of COBRA benefit payments (if not covered by another plan)

Senior Vice Presidents	6 months annual base salary plus an additional month of base salary for each full year of service (up to a maximum of 6 additional months)	COBRA benefit payments for the severance period (if not covered by another plan)

55	2022 Proxy Statement

Compensation Committee Report  •  Potential Payments upon Termination or Change in Control

Receipt of the above severance payments is contingent upon the executive executing a release of claims. No severance payments or benefits described above shall be payable in the event of a resignation or voluntary separation from employment for any reason or in the event of termination with cause.

The severance payable to Mr. Levin, the Company’s Chief Executive Officer and President, is governed by the terms of Mr. Levin’s existing employment agreement with the Company described elsewhere in this Proxy Statement.

The following table describes the potential payments upon termination without cause or, after a change in control, termination without cause or termination for good reason for each named executive officer:

Termination Without Cause or Termination for Good Reason (including Termination following a Change in Control)

Name	Cash Payment ($)(1)		Acceleration of Vesting of Awards ($)(3)	Benefits and Perquisites ($)(4)

Gregory S. Levin	2,025,000	(2)	1,188,917	20,476

Thomas A. Houdek	256,667		257,576	9,100

Kevin E. Mayer	400,000		346,826	13,650

Gregory S. Lynds	390,000		346,826	13,650

Kendra D. Miller	350,000		346,826	11,890

(1)	Assumes termination payments as of December 28, 2021, for each executive for termination without cause or for good reason.

(2)	Mr. Levin will receive $2,607,976 if termination follows a change of control.

(3)

Calculated based on a termination date of December 28, 2021, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Acceleration of vesting occurs only if termination without cause or by the Named Executive Officer for good reason occurs within one year following a change of control (as such terms are defined in our Equity Incentive Plan).

(4)	Reflects the continuation of health benefits following the termination of employment for the period specified above.

Non-Qualified Deferred Compensation

Selected key executives and certain other highly compensated team members, including our Named Executive Officers, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In 2021, the investment funds available to participants provided rates of return ranging from -1.5% to 39.7%.

BJ’s Restaurants, Inc.	56

Compensation Committee Report  •  Non-Qualified Deferred Compensation

We are not required to make any contributions to this plan and have unrestricted use of any amounts deferred by participants. Although we have established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

The following table shows contributions and earnings during fiscal 2021 and the account balances as of December 28, 2021 (the last business day of 2021), for our Named Executive Officers under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings/ (Loss) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year-End ($)

Gregory A. Trojan	437,500	—		—	—	3,358,208

Gregory S. Levin	44,164	—		55,165	(103,013)	616,032

Thomas A. Houdek	29,512	—		9,537	—	67,524

Kevin E. Mayer	31,778	—		38,755	(23,714)	312,530

Gregory S. Lynds	—	—		—	—	—

Kendra D. Miller	3,973	—		41,020	—	360,658

(1)	These amounts represent the executive’s contributions during fiscal 2021, and are included in the “Salary” column in the Summary Compensation Table for fiscal 2021.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the annual total compensation of our Chief Executive Officer for fiscal 2021, to the annual total compensation of our median team member. This pay ratio is a reasonable estimate calculated in accordance with applicable SEC rules based on our payroll and employment records and the methodology described below.

The overwhelming majority of our team member population consists of hourly part-time restaurant team members. To identify the median team member, we used 2021 gross wages for full-time and part-time individuals who were employed by us on December 28, 2021, other than Mr. Trojan or Mr. Levin. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation for team members who were not employed by us for all of fiscal 2021 by taking a team member’s compensation for the number of days they were employed and annualizing such amount for the full year. Our median team member for 2021was identified as a line cook.

Our median team member worked an average of 30 hours per week in 2021. We calculated annual total compensation for such team member using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table for fiscal 2021.

57	2022 Proxy Statement

Compensation Committee Report  •  Pay Ratio Disclosure

Based on the foregoing, our estimated ratio of Mr. Trojan’s annual total compensation to our median team member’s annual total compensation for fiscal 2021 is as follows:

Median team member annual total compensation	$22,219

Mr. Trojan annual total compensation	$3,711,615

Ratio	167:1

Mr. Levin annual total compensation	$2,519,663

Ratio	113:1

The methodologies used by public companies to determine an estimate of their pay ratio will vary and, because of the large number of hourly part-time personnel employed by restaurant companies, the pay ratios in the restaurant industry will generally be higher than is the case with other industries that do not rely on part-time or hourly team members. As a result, the estimated ratio reported above should not be used as a basis for comparison between companies.

Certain Relationships and Related Party Transactions

Consulting Agreement with Gregory A. Trojan. Effective January 1, 2022, we entered into a Consulting Agreement with Mr. Trojan for the period from January 1, 2022 until the earlier of (i) voluntary resignation by Mr. Trojan as a member of the Board of Directors, (ii) thirty (30) days following delivery of notice of termination by Mr. Trojan or by us, (iii) immediately upon Mr. Trojan’s death or disability, or (iv) January 31, 2024; provided, however, that unless otherwise consented by Mr. Trojan in writing, we will not terminate pursuant to clause (ii) above prior to January 31, 2024. Mr. Trojan will receive a fee of $1,000 per month for consulting services as may be mutually agreed. In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated. We also agreed to provide Mr. Trojan and his spouse with continued group health insurance coverage (or continuation coverage under COBRA) until the termination of the Consulting Agreement or, other than in the case of his voluntary resignation from the Board or his termination of the Consulting Agreement, until Mr. Trojan’s sixty fifth birthday (in May 2024).

Transactions with BJ’s Act III, LLC and its Affiliates. See “Relationship with BJ’s Act III, LLC” on page 6 above.

Procedures for Approval of Related Party Transactions

To the extent that any “related-person transaction” is proposed, it is our policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not currently have a written policy with respect to consideration of related-person transactions although certain aspects of such types of transactions are a subject of our Code of Integrity, Ethics and Conduct.

BJ’s Restaurants, Inc.	58

Section 16(A) Beneficial Ownership Reporting Compliance

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis, except as set forth below. Based on the information provided to us by the persons or entities indicated:

•	Larry D. Bouts did not timely file a Form 4 with respect to a February 16, 2021 sale of shares. Mr. Bouts subsequently filed the required Form 4 on February 19, 2021.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials. In order for a shareholder proposal to be included in our Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on December 27, 2022.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting. Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2023 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on February 25, 2023, and no earlier than January 26, 2023. This notice must contain the information required by our bylaws. In the event that the 2023 Annual Meeting is called for a date that is not within 30 days of June 8, 2023, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2023 Annual Meeting is first made.

The advance notice provisions of our bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Under SEC Rule 14a-8, in order to be eligible for inclusion in next year’s proxy statement and proxy card, shareholder proposals must be received by our Corporate Secretary at the address indicated above no later than the close of business on December 27, 2022.

The proxy solicited by the Board of Directors for the 2023 Annual Meeting of Shareholders will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 12, 2023. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

ANNUAL REPORT

Accompanying this Proxy Statement is our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended December 28, 2021, which has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

59	2022 Proxy Statement

Annual Report

A copy of our Annual Report on Form 10-K, as filed with the SEC (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2022

The Proxy Statement related to our 2022 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended December 28, 2021, our Annual Report on Form 10-K for the fiscal year ended December 28, 2021, and directions to attend our 2022 Annual Meeting of Shareholders are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

By Order of the Board of Directors,

Gerald W. Deitchle	Gregory S. Levin
Chairman of the Board	Chief Executive Officer and President

April 25, 2022

Huntington Beach, California

BJ’s Restaurants, Inc.	60

BJ'S RESTAURANTS, INC.

7755 CENTER AVENUE, STE 300
HUNTINGTON BEACH, CA 92647

WWW.BJSRESTAURANTS.COM

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card
Votes submitted electronically must be received by 11:00 p.m., Pacific Time, on June 7, 2022
Online Go to www.investorvote.com/BJRI or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BJRI

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
	For	Withhold		For	Withhold		For	Withhold
01 - PETER A. BASSI	☐	☐	02 - LARRY D. BOUTS	☐	☐	03 - BINA CHAURASIA	☐	☐

04 - JAMES A. DAL POZZO	☐	☐	05 - GERALD W. DEITCHLE	☐	☐	06 - NOAH A. ELBOGEN	☐	☐

07 - GREGORY S. LEVIN	☐	☐	08 - LEA ANNE S. OTTINGER	☐	☐	09 - KEITH E. PASCAL	☐	☐

10 - JULIUS W. ROBINSON, JR.	☐	☐	11 - JANET M. SHERLOCK	☐	☐	12 - GREGORY A. TROJAN	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval, on an advisory and non-binding basis, of the compensation of named executive officers.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission.

Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2022 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If we determine to do so, we will announce the decision in advance, and will provide details on how to participate on our website at investors.bjsrestaurants.com and/or by supplemental filings with the SEC. We encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend in person.

To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

                                     03M4VB

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BJRI

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

+
Proxy – BJ’S RESTAURANTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 8, 2022

THE UNDERSIGNED HEREBY APPOINTS GREGORY S. LEVIN AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON WEDNESDAY, JUNE 8, 2022, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2 AND 3, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)

C	Non-Voting Items

Change of Address – Please print new address below.

⬛	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
	For	Withhold		For	Withhold		For	Withhold
01 - PETER A. BASSI	☐	☐	02 - LARRY D. BOUTS	☐	☐	03 - BINA CHAURASIA	☐	☐

04 - JAMES A. DAL POZZO	☐	☐	05 - GERALD W. DEITCHLE	☐	☐	06 - NOAH A. ELBOGEN	☐	☐

07 - GREGORY S. LEVIN	☐	☐	08 - LEA ANNE S. OTTINGER	☐	☐	09 - KEITH E. PASCAL	☐	☐

10 - JULIUS W. ROBINSON, JR.	☐	☐	11 - JANET M. SHERLOCK	☐	☐	12 - GREGORY A. TROJAN	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval, on an advisory and non-binding basis, of the compensation of named executive officers.	☐	☐	☐	3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission.

Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2022 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If we determine to do so, we will announce the decision in advance, and will provide details on how to participate on our website at investors.bjsrestaurants.com and/or by supplemental filings with the SEC. We encourage you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend in person.

To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X 5 3 8 8 4 6

03M4WB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – BJ’S RESTAURANTS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 8, 2022

THE UNDERSIGNED HEREBY APPOINTS GREGORY S. LEVIN AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON WEDNESDAY, JUNE 8, 2022, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, FOR PROPOSALS 2 AND 3, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(Continued and to be Signed on the Other Side)